Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 28, 2010

BY AND AMONG

EGI ACQUISITION PARENT, L.L.C.,

EGI ACQUISITION, L.L.C.

AND

REWARDS NETWORK INC.

TABLE OF CONTENTS

(continued)

Annex A	Conditions to the Offer
Exhibit A	Form of Certificate of Incorporation
Schedule A	Company Disclosure Schedule

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 28, 2010, is by and among EGI Acquisition Parent, L.L.C., a Delaware limited liability company and newly-formed acquisition vehicle (“Parent”), EGI Acquisition, L.L.C., a Delaware limited liability company and newly-formed acquisition vehicle (“Purchaser”), and Rewards Network Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”), the Manager of Parent and the Sole Member of Purchaser have each determined that it is in the best interests of their respective stockholders or interest holders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, Purchaser owns 1,254,901 shares of common stock, par value $.02 per share, of the Company (“Company Common Stock”) as of the date hereof;

WHEREAS, certain affiliates of EGI other than the Purchaser collectively own 1,068,443 shares of Company Common Stock;

WHEREAS, it is proposed that Purchaser make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the shares of Company Common Stock (all such shares of Company Common Stock being hereinafter referred to as the “Shares”) that are issued and outstanding and not owned by Purchaser as of the date hereof for $13.75 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the “Per Share Amount”), net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement and the Offer;

WHEREAS, as an inducement to Parent and Purchaser entering into this Agreement, certain stockholders of the Company are entering into a Tender and Support Agreement with Parent and Purchaser simultaneously with the execution and delivery of this Agreement (the “Tender and Support Agreement”), whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to tender in the Offer the Shares held by them and support actions necessary to consummate the Merger;

WHEREAS, as an inducement to the Company entering into this Agreement, the Guarantor is entering into a limited guarantee of certain obligations of Parent and Purchaser simultaneously with the execution and delivery of this Agreement (the “Guarantee”);

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Strategic Coordination Committee of the Company Board (the “Special Committee”), has unanimously approved the making of the Offer by Purchaser and resolved to recommend that holders of Shares accept the Offer and tender their respective Shares pursuant to the Offer; and

WHEREAS, also in furtherance of such acquisition, the Company Board, the Manager of Parent and the Sole Member of Purchaser have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including each of the Offer and the merger (the “Merger”) of Purchaser with and into the Company in accordance with the DGCL upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on the terms and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01 Definitions. This Agreement uses the following definitions:

“Acceptance Date” has the meaning assigned in Section 2.01(d).

“Acquisition Proposal” means, other than the Transactions, any proposal or offer from any Person or group of Persons with respect to: (a) any direct or indirect purchase of an equity interest, in a single transaction or a series of transactions (including by means of a tender or exchange offer), representing more than twenty-five percent (25%) of the voting power in the Company or any of its Significant Subsidiaries; (b) a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Significant Subsidiaries; or (c) any direct or indirect purchase of assets, businesses, securities or ownership interests (including the securities of any Significant Subsidiary of the Company), in a single transaction or a series of transactions, representing more than twenty-five percent (25%) of the consolidated assets of the Company and its Subsidiaries.

“Acquisition Proposal Termination” has the meaning assigned in Section 8.03(b).

“Adverse Recommendation Change” has the meaning assigned in Section 5.08(e).

“Agreement” has the meaning assigned in the Preamble.

“Antitrust Division” has the meaning assigned in Section 5.03(b).

“Antitrust Filings” has the meaning assigned in Section 5.03(b).

“Benefit Arrangement” means, with respect to the Company, each of the following (a) under which any of its current or former employees or any of its directors has any right to benefits, (b) that is sponsored, maintained or contributed to by it or its ERISA Affiliates or (c) under which the Company or its ERISA Affiliates has any liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity-based grants, severance, employment, change-in-control, fringe benefit, bonus, pension, incentive, retirement, profit-sharing, deferred compensation, welfare, paid time off benefits and other similar employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Book Entry Shares” has the meaning assigned in Section 3.07(a).

“Business Combination Law” means Section 203 of the DGCL.

“Business Day” means any day other than a day on which banks in the State of Delaware are required or authorized to be closed.

“Certificate” means a certificate issued by the Company to a stockholder of the Company representing Shares held by such stockholder.

“Certificate of Merger” has the meaning assigned in Section 3.03.

“Closing” has the meaning assigned in Section 3.02.

“Closing Date” has the meaning assigned in Section 3.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned in the Preamble.

“Company Board” has the meaning assigned in the Recitals.

“Company Board Recommendation” has the meaning assigned in Section 4.01(c).

“Company Common Stock” has the meaning assigned in the Recitals.

“Company Compensation Approvals” has the meaning assigned in Section 4.01(n).

“Company Expenses” means an amount up to $750,000 as reimbursement for the third party out-of-pocket costs and expenses actually incurred by the Company relating to the Transactions (including expenses of outside counsel, financial advisors and other outside consultants), including expenses relating to negotiating this Agreement.

“Company Preferred Stock” means the preferred stock, par value $.10 per share, of the Company.

“Company Regulatory Filings” has the meaning assigned in Section 4.01(g)(1).

“Company Stockholder Approval” has the meaning assigned in Section 4.01(c).

“Company Stock Option” has the meaning assigned in Section 3.09(a).

“Company Stock Plans” means the Company’s 2006 Long-Term Incentive Plan, the 2004 Long-Term Incentive Plan, the 1996 Long-Term Incentive Plan, and the 2006 Non-Employee Director Awards Program.

“Compensation Arrangements” has the meaning assigned in Section 4.01(n).

“Compensation Committee” has the meaning assigned in Section 4.01(n).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 17, 2010, by and between EGI and the Company.

“Constituent Documents” means the charter or articles or certificate of incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other legal entities.

“Continuing Director” has the meaning assigned in Section 6.03(c).

“Contract” has the meaning assigned in Section 4.01(k)(1).

“Copyrights” shall mean all registered and unregistered copyrights, including moral rights and rights of attribution and integrity, and all registrations and applications for the foregoing.

“Covered Employees” has the meaning assigned in Section 6.02(a).

“DGCL” means the Delaware General Corporation Law.

“Debt Commitment Letter” has the meaning assigned in Section 4.02(i).

“Debt Financing” has the meaning assigned in Section 4.02(i).

“Disbursing Agent” has the meaning assigned in Section 3.08(a).

“Disclosure Schedule” has the meaning assigned in Section 9.06.

“Dissenting Stockholders” has the meaning assigned in Section 3.10(a).

“Dissenting Shares” has the meaning assigned in Section 3.10(a).

“Director Deferred Shares” has the meaning assigned in Section 3.09(b).

“Effective Time” has the meaning assigned in Section 3.03.

“EGI” means Equity Group Investments, L.L.C., a Delaware limited liability company.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local and any other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, or relating to the exposure to, or release of, Hazardous Materials.

“Equity Commitment Letter” has the meaning assigned in Section 4.02(i).

“Equity Financing” has the meaning assigned in Section 4.02(i).

“Equity Financing Source” has the meaning assigned in Section 4.02(i).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned in Section 4.01(m)(3).

“Exception Shares” means, collectively, shares of Company Common Stock owned or held by (i) the Company as treasury stock or any of the Company’s wholly owned Subsidiaries or (ii) by Parent, Purchaser or any of their respective Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning assigned in Section 3.08(a).

“Financing” has the meaning assigned in Section 4.02(i).

“Financing Agreements” has the meaning assigned in Section 5.10(d).

“Financing Commitments” has the meaning assigned in Section 4.02(i).

“FTC” has the meaning assigned in Section 5.03(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any court, tribunal or judicial body, and any administrative agency, board, or commission or other governmental entity, authority or instrumentality, whether federal, state, county, local or foreign.

“Guarantee” has the meaning assigned in the Recitals.

“Guarantor” means EGI-Fund (08-10) Investors, L.L.C., a Delaware limited liability company.

“Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants or contaminants, and any material or substance that is prohibited, defined as such or regulated by any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“HSR Filing” has the meaning assigned in Section 5.03(b).

“Indemnified Party” has the meaning assigned in Section 6.01(b).

“Insurance Policy” has the meaning assigned in Section 4.01(s).

“Intellectual Property” shall mean all Copyrights, Patents, Software, Trademarks and Trade Secrets, and all rights in the foregoing and in other similar intangible assets.

“IP Assets” has the meaning assigned in Section 4.01(q)(1).

“IT Assets” shall mean the computers, servers, workstations, routers, hubs, switches, data communications lines and all other tangible information technology equipment and Software owned by the Company and its Subsidiaries and used in connection with the business of the Company and its Subsidiaries.

“Knowledge” means or has reference to, respectively, the knowledge of the executive officers of the Company (including Ronald Blake, Christopher Locke, Shane Kern, Evan Makela, Roya Behnia, Megan Flynn, Edward Job and Susan Sell) or Parent, as the case may be, in each case, after reasonable inquiry.

“Leased Property” has the meaning assigned in Section 4.01(r)(2).

“Leases” has the meaning assigned in Section 4.01(r)(2).

“Lenders” has the meaning assigned in Section 4.02(i).

“Lien” means any mortgage, pledge, security interest, lien, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, option, hypothecation or other similar encumbrance.

“Material Adverse Effect” means:

(a) with respect to the Company, any change, effect, event or occurrence that individually or in the aggregate with all other changes, effects, events or occurrences, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, excluding in each case the impact of (1) changes in law, GAAP or accounting principles or regulations of the SEC or the interpretation thereof which is proposed, approved or enacted on or after the date of this Agreement, (2) acts of war (whether or not declared), sabotage, insurrection, terrorism and armed hostilities, (3) changes in general economic conditions or in the United States’ financial, banking, credit or securities markets, (4) general changes in industries in which the Company operates, (5) natural disasters occurring after the date of this Agreement, (6) any failure of the Company to meet revenue, backlog or earnings projections, forecasts, estimates or expectations (whether internal or published by the Company or third parties) or any decline in the Company’s credit rating (it being understood that the underlying facts giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect on the Company), (7) changes resulting from the announcement, performance or existence of, or the public or industry knowledge of, or compliance with, this Agreement and the Transactions, (8) any effect arising out of any action taken or omitted to be taken at the request or with the consent of Parent or Purchaser or any change that the Company can demonstrate resulted from Parent unreasonably withholding, delaying or conditioning its consent under Section 5.01 to any action requiring Parent’s consent under Section 5.01 requested to be taken by the Company, and (9) any effect resulting from any publicly available statement made by Parent or Purchaser or any of their respective affiliates or Representatives concerning the Company or its Subsidiaries, or otherwise relating to the Offer or the Merger, except in the cases of clauses (1), (2), (3), (4) or (5), to the extent that the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate; and

(b) with respect to Parent or Purchaser, any effect that materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Purchaser to perform their respective obligations under this Agreement or to consummate the Transactions by the Termination Date.

Notwithstanding the foregoing, for avoidance of doubt, a Material Adverse Effect shall be deemed to have occurred with respect to the Company if (i) the Orderly Liquidation Appraisal in a form reasonably acceptable to Parent is not obtained, (ii) the Company or any of its Subsidiaries receives credible notice from any Material Program Partner indicating any such Material Program Partner’s termination or non-renewal of, or intention to terminate, not renew or materially reduce, its business relationship with the Company or any of its Subsidiaries (including Knowledge of the Company that such Material Program Partner has put their business out to bid or made it subject to a request for proposal) or (iii) in the aggregate, modifications to Material Program Partner agreements, whether effected through amendments, renewals or extensions, are less advantageous to the Company from a financial point of view than such Material Program Partner agreements in effect as of the date hereof.

“Material Contract” has the meaning assigned in Section 4.01(k)(1).

“Material Processor” has the meaning assigned in Section 4.01(z).

“Material Program Partner” has the meaning assigned in Section 4.01(z).

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.07(a).

“Minimum Condition” has the meaning assigned in Annex A.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Notice Period” has the meaning assigned in Section 5.08(e)(1).

“Offer” has the meaning assigned in the Recitals.

“Offer Conditions” has the meaning assigned in Section 2.01(a).

“Offer Documents” has the meaning assigned in Section 2.01(f).

“Offer to Purchase” has the meaning assigned in Section 2.01(f).

“Orderly Liquidation Appraisal” has the meaning assigned in Section 5.10.

“Parent” has the meaning assigned in the Preamble.

“Parent Expenses” means an amount up to $750,000 as reimbursement for the third party out-of-pocket costs and expenses actually incurred by Parent and Purchaser relating to the Transactions (including expenses of outside counsel and other outside consultants), including expenses relating to negotiating this Agreement, obtaining the Financing, investigating the Company and its Subsidiaries and conducting due diligence with respect thereto.

“Parent Termination Fee” has the meaning assigned in Section 8.03(d).

“Party” means Parent, Purchaser or the Company, as the context requires.

“Patents” shall mean all patents and patent applications, including any provisionals, continuations, divisionals, continuations-in-part, renewals and reissues.

“Per Common Share Price” has the meaning assigned in Section 2.03(a).

“Permitted Lien” means any Lien (a) disclosed in the most recent audited consolidated financial statements of the Company and its Subsidiaries or the notes thereto or securing liabilities reflected on such financial statements or incurred in the ordinary course of business since the date of the most recent consolidated financial statements of the Company and its Subsidiaries, (b) for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and reserved for in accordance with GAAP, (c) that is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, landlord’s or other similar lien arising in the ordinary course of business, or (d) set forth on Section 1.01 of the Disclosure Schedule.

“Per Share Amount” has the meaning assigned in the Recitals.

“Person” means any individual, corporation, limited liability company, general or limited partnership, firm, association, joint stock company, business trust or unincorporated organization, Governmental Authority or other entity and is intended to be interpreted broadly.

“Previously Disclosed” means information set forth (a) by the Company in the applicable paragraph of the Disclosure Schedule, or any other paragraph of the Disclosure Schedule (so long as it is reasonably apparent on the face of such other paragraph that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the Section of this Agreement in question) or (b) in the Company Regulatory Filings (including any schedules and exhibits thereto) filed with the SEC prior to the date of this Agreement (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company Regulatory Filings and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature).

“Processor” means a processor of credit card transactions of merchants participating in the dining rewards programs operated by the Company or any of its Subsidiaries.

“Program Partner” means a “program partner” of the Company or its Subsidiaries as used by the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

“Proxy Statement” has the meaning assigned in Section 4.01(t)(2).

“Purchaser” has the meaning assigned in the Preamble.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors, accountants, representatives and agents.

“Restricted Stock Unit” has the meaning assigned in Section 3.09(b).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Schedule 13E-3” has the meaning assigned in Section 2.02(b).

“Schedule 14D-9” has the meaning assigned in Section 2.02(b).

“Schedule TO” has the meaning assigned in Section 2.01(f).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Shares” has the meaning assigned in the Recitals.

“Short Form Threshold” has the meaning assigned in Section 5.04(b).

“Software” shall mean computer software programs and software systems, including firmware, middleware, applications, databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation (in each case, whether in source code, object code, human readable or other form).

“Special Committee” has the meaning assigned in the Recitals.

“Stockholders’ Meeting” has the meaning assigned in Section 5.04(a).

“Subsidiary” and “Significant Subsidiary” have the respective meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a written Acquisition Proposal (with all references to “twenty-five percent (25%)” in the definition thereof deemed to be “a majority” for the purposes of this definition) made by any Person with cash on hand or committed equity and/or debt financing sufficient for such Person to fully fund such Acquisition Proposal, on terms that the Special Committee determines in good faith, after consultation with the Company’s or Special Committee’s outside financial and legal advisors, and considering such factors as the Special Committee considers to be appropriate (including the conditionality and the timing and likelihood of success of such Acquisition Proposal), (x) is reasonably likely to be consummated in accordance with its terms and (y) if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Transactions (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing, including pursuant to Section 5.08(e)), in each case taking into account all financial, legal, financing and other aspects of such Acquisition Proposal.

“Surviving Corporation” has the meaning assigned in Section 3.01.

“Takeover Laws” has the meaning assigned in Section 4.01(u).

“Takeover Provisions” has the meaning assigned in Section 4.01(u).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, excise, estimated, severance, stamp, occupation, property, unemployment or other taxes, custom duties, fees, assessments or similar charges, together with any interest, penalties and additions to tax imposed by any taxing authority.

“Tax Returns” means a report, return or other information required to be filed with a taxing authority with respect to Taxes (including any amendments and schedules thereto).

“Tender and Support Agreement” has the meaning assigned in the Recitals.

“Termination Date” has the meaning assigned in Section 8.01(e).

“Termination Fee” has the meaning assigned in Section 8.03(a).

“Top-Up Option” has the meaning assigned in Section 2.03(a).

“Top-Up Option Shares” has the meaning assigned in Section 2.03(a).

“Trademarks” shall mean all registered and unregistered trademarks, service marks, trade names, logos, slogans, Internet domain names and other similar designations of source or origin, and all registrations, reservations and applications for the foregoing, together with the goodwill symbolized by any of the foregoing.

“Trade Secrets” shall mean all trade secrets and other confidential information, including confidential customer lists, forms and types of financial, business, scientific, technical, economic, or engineering information or know-how, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, inventions, procedures, programs or codes, whether tangible or intangible.

“Transactions” has the meaning assigned in Section 4.01(c).

“Willful Breach” shall mean a material breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement. For the avoidance of doubt, a Willful Breach shall not include the failure by Parent and Purchaser to consummate the Offer if (x) all of the Offer Conditions are satisfied or waived and (y) Parent and Purchaser have satisfied their obligations in Section 5.10 but the Financing is not available to Parent or Purchaser.

1.02 Interpretation.

(a) In this Agreement, except as the context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Annex, Exhibit or Schedule to, this Agreement, as applicable;

(2) to this Agreement are to this Agreement and the Annexes, Exhibits and Schedules to it taken as a whole;

(3) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

(4) to any section of any statute or regulation include any successor to that section;

(5) to any Governmental Authority include any successor to that Governmental Authority;

(6) to the date of this Agreement are to the date set forth in the Preamble; and

(7) to “$” are to United States Dollars.

(b) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c) The words “include,” “includes” or “including” as used in this Agreement are to be deemed followed by the words “without limitation.”

(d) The words “herein,” “hereof,” “hereunder” and similar terms as used in this Agreement are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the Parties, which have had the assistance of counsel and other advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to any other Party.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

(g) Terms defined in this Agreement in the singular will be deemed to include the plural and vice versa.

(h) The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”

ARTICLE II

THE OFFER

2.01 The Offer.

(a) Purchaser shall, and Parent shall cause Purchaser to, commence within the meaning of Rule 14d-2 under the Exchange Act the Offer as promptly as practicable (and, in any event, within seven (7) Business Days) after the date hereof. The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment Shares tendered pursuant to the Offer will be subject to the satisfaction of each of the conditions set forth in Annex A (the “Offer Conditions”). Parent and Purchaser expressly reserve the right to (i) waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, (ii) increase the price per Share payable in the Offer and (iii) make any other changes in the terms and conditions of the Offer, subject, in each case, to the provisions of Section 2.01(b).

(b) Purchaser shall not, and Parent shall not permit Purchaser to, without the prior written consent of the Company, (1) decrease the Per Share Amount or change the form of consideration payable in the Offer, (2) reduce the number of Shares to be purchased in the Offer, (3) impose conditions to the Offer in addition to those set forth in Annex A, (4) waive or change the Minimum Condition if such waiver or change would require Purchaser under applicable law to extend the Offer beyond the Termination Date, or (5) amend any other term of the Offer in a manner adverse to the Company’s stockholders.

(c) Purchaser shall (and Parent shall cause Purchaser to) from time to time extend the Offer beyond the scheduled expiration date, which will initially be twenty (20) Business Days following the commencement of the Offer, (i) for successive periods not to exceed 10 Business Days in each instance (or for such longer period to which the Company reasonably agrees) if, at the scheduled expiration of the Offer (or any extension thereof), any of the conditions to Purchaser’s obligation to accept Shares for payment is not satisfied or waived and (ii) for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; provided that in no event shall Purchaser be required to extend the Offer beyond the Termination Date.

(d) Promptly upon the satisfaction or waiver (subject to Section 2.01(b)) by Purchaser of the Offer Conditions set forth in Annex A, Purchaser shall, and Parent shall cause it to, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration date of the Offer (or any extension thereof) (the date of acceptance for payment, the “Acceptance Date”).

(e) Purchaser shall pay the Per Share Amount (less any applicable withholding of Taxes) net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. If the payment is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it will be a condition of payment that the certificate so surrendered be endorsed properly or otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Per Share Amount to a Person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such Taxes either have been paid or are inapplicable.

(f) As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO will contain or incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and other customary documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Parent and Purchaser shall mail the Offer Documents to the holders of Company Common Stock as required by applicable law. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Purchaser for inclusion in the Offer Documents. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws to give effect to the Offer. Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC.

2.02 Company Action.

(a) Subject to Section 5.08, the Company hereby consents to the Offer and the inclusion in the Offer Documents of the Company Board Recommendation.

(b) On the date the Offer Documents are filed with the SEC or as soon as reasonably practicable (and, in any event, within two (2) Business Days) thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and a Transaction Statement on Schedule 13E-3 with respect to the Transactions (together with all amendments and supplements thereto, the “Schedule 13E-3”) containing the Company Board Recommendation and shall disseminate the Schedule 14D-9 and Schedule 13E-3 as required by Rule 14d-9 and Rule 13e-3, respectively, promulgated under the Exchange Act and any other applicable federal securities laws with the Offer Documents. Parent and Purchaser shall promptly furnish to the Company all information concerning Parent and Purchaser that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9 and/or Schedule 13E-3. The Company, Parent and Purchaser will correct promptly any information provided by any of them for use in the Schedule 14D-9 and/or Schedule 13E-3 that shall have become false or misleading, and the Company will take all steps necessary to cause the Schedule 14D-9 and/or Schedule 13E-3, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment upon the Schedule 14D-9 and/or Schedule 13E-3 and all amendments and supplements thereto prior to their filing with the SEC.

(c) The Company shall cause its transfer agent to furnish Purchaser with mailing labels or electronic files containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including updated listings and computer files of the Company’s stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares, as Parent or Purchaser may reasonably request, all at Purchaser’s expense. The Company, Parent and Purchaser agree to disseminate the Offer Documents, the Schedule 13E-3 and the Schedule 14D-9 to the holders of Shares together in the same mailing or other form of distribution. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall treat the information contained in such labels, listings and files as “Information” pursuant to the Confidentiality Agreement.

2.03 Top-Up Option.

(a) Grant of Top-Up Option. The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Per Share Amount (the “Per Common Share Price”), a number (but not less than that number) of newly issued Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned, directly or indirectly, by Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes no less than one Share more than ninety percent (90%) of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised, in whole but not in part, at any one time on or after the Acceptance Date and prior to the earlier to occur of (1) the Effective Time and (2) the termination of this Agreement in accordance with Article VIII; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) upon exercise of the Top-Up Option, the number of Shares owned, directly or indirectly, by Parent or Purchaser constitutes no less than one Share more than ninety percent (90%) of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, (B) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued Shares not otherwise reserved for issuance for outstanding Company Stock Options or other obligations of the Company, and (C) Purchaser has accepted for payment all Shares validly tendered in the Offer and not validly withdrawn.

(b) Exercise of Top-Up Option. Upon the exercise of the Top-Up Option in accordance with Section 2.03(a), Purchaser shall so notify the Company and shall set forth in such notice (1) the number of Shares expected to be owned, directly or indirectly, by Parent or Purchaser immediately preceding the purchase of the Top-Up Option Shares, (2) the number of Top-Up Option Shares, (3) a place and time for the closing of the purchase of the Top-Up Option Shares and (4) Purchaser’s agreement to (and Parent’s agreement to cause Purchaser to) consummate the Merger in accordance with the DGCL as contemplated by this Agreement as promptly as practicable following issuance of the Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, which the parties hereby agree will occur on the same day such notice is delivered by Purchaser to the Company, Purchaser shall pay the Company the aggregate purchase price required to be paid for the Top-Up Option Shares pursuant to this Section 2.03, and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares, which may include any legends required by applicable securities laws, or, if the Company does not then have certificated shares, the applicable number of uncertificated shares represented by book-entry. At its election, Purchaser may pay the aggregate purchase price payable for the Top-Up Option Shares either (A) in cash by wire transfer of immediately available funds to an account designated by the Company, (B) by executing and delivering to the Company a promissory note in form and substance reasonably satisfactory to the Company having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares and an interest rate of three percent (3%) per annum, which promissory note shall be payable in full with accrued interest immediately at the Effective Time or (C) by a combination of the methods set forth in the preceding clauses (A) and (B); provided that payment of the par value of any Top-Up Option Shares must be in cash in accordance with the preceding clause (A). The Parties shall cooperate to ensure that any issuance of Top-Up Option Shares is accomplished consistent with all applicable laws.

(c) Securities Law Compliance. Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon any exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that any Top-Up Option Shares to be acquired upon exercise of the Top-Up Option will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

(d) Adjustment upon Changes in Capitalization. In the event of any change in the number of shares of outstanding Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Purchaser’s rights under the Top-Up Option, the number of Top-Up Option Shares and the Per Common Share Price will be adjusted appropriately so as to restore to Purchaser its rights hereunder with respect to the Top-Up Option as the same exists as of the date of this Agreement; provided that this Section 2.03(d) shall not be deemed to constitute a waiver of any breach by the Company of Section 5.01.

(e) No Effect on Appraisal Rights. The Parties agree and acknowledge that in any appraisal proceeding with respect to Dissenting Shares and to the fullest extent permitted by applicable law, the fair value of the Dissenting Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the Top-Up Shares or any consideration paid or delivered by Purchaser to the Company in payment for the Top-Up Shares.

ARTICLE III

THE MERGER

3.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, Purchaser will merge with and into the Company at the Effective Time. At the Effective Time the separate limited liability company existence of Purchaser will terminate. The Company will be the surviving corporation (the “Surviving Corporation”) and will continue its corporate existence under the laws of the State of Delaware.

3.02 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Jones Day, 77 West Wacker Drive, Chicago, Illinois, at 10:00 a.m. prevailing central time, on a date to be specified by the Parties, but no later than the second Business Day (unless the Parties agree to another time or date) after satisfaction or, if permissible, waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver, if permissible, of those conditions (the “Closing Date”).

3.03 Effective Time. As promptly as practicable after the consummation of the Offer and the satisfaction or waiver (if permitted) of the conditions of the Merger set forth in Article VII, the Parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware for filing in accordance with Section 103 of the DGCL. The Parties will make any and all other filings or recordings required under the DGCL, and the Merger will become effective at the date and time when the Certificate of Merger is duly filed in the office of the Secretary of State of the State of Delaware, or at such later date and time as Parent and the Company mutually agree and specify in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being referred to herein as the “Effective Time”).

3.04 Effects of the Merger. The Merger will have the effects prescribed by the DGCL and any other applicable law.

3.05 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, and without any further action on the part of the Company or Purchaser, the certificate of incorporation of the Company will be the certificate of incorporation of the Surviving Corporation and will be amended so as to read in its entirety as set forth on Exhibit A until thereafter further amended in accordance with its terms and as provided by applicable law (subject to the requirements of Section 6.01; provided that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Rewards Network Inc.”).

(b) At the Effective Time, and without any further action on the part of Company or Purchaser, the bylaws of the Company will be the bylaws of the Surviving Corporation until thereafter amended as provided by such bylaws, by the certificate of incorporation of the Surviving Corporation or by applicable law (subject to the requirements of Section 6.01).

3.06 Directors and Officers. At the Effective Time, Purchaser shall designate the directors of the Surviving Corporation and such directors shall serve until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation as of the Effective Time, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

3.07 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Purchaser or any stockholder of the Company or Purchaser:

(a) Each Share issued and outstanding (including all Shares issued upon the acceleration of outstanding Restricted Stock Units and outstanding Director Deferred Shares as of the Acceptance Date) immediately prior to the Effective Time, other than Exception Shares (which will automatically be canceled and retired and cease to exist with no consideration or payment being made in exchange therefor or with respect thereto) and Dissenting Shares (which will be treated in accordance with Section 3.10), will be converted into and constitute the right to receive cash in an amount equal to the Per Share Amount, without interest and subject to any withholding of Taxes required by applicable law (the “Merger Consideration”). At the Effective Time, all Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.07(a) will no longer be outstanding and will be automatically canceled and will cease to exist, and each holder of a Certificate or non-certificated Shares represented by book-entry (“Book Entry Shares”) that immediately prior to the Effective Time represented such Shares will cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificates or Book Entry Shares in accordance with Section 3.08 of this Agreement, the Merger Consideration in exchange therefor.

(b) Each issued and outstanding Purchaser Common Interest immediately prior to the Effective Time will be converted into one (1) fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(c) Adjustments. Without limiting the other provisions of this Agreement and other than as contemplated by this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Per Share Amount and Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Amount and Merger Consideration, subject to further adjustment in accordance with this sentence; provided that this Section 3.07(c) shall not be deemed to constitute a waiver of any breach by the Company of Section 5.01.

3.08 Exchange of Certificates; Payment of the Merger Consideration.

(a) Appointment of Disbursing Agent. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a disbursing agent designated by Parent and reasonably acceptable to the Company (the “Disbursing Agent”) cash in an amount sufficient to allow the Disbursing Agent to pay the aggregate Merger Consideration required by Section 3.07(a) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.07(a), Parent shall be obligated to, from time to time, deposit (or cause to be deposited) any additional funds necessary to make all payments that may be required by Section 3.07(a). Any portion of the Exchange Fund remaining in the possession of the Disbursing Agent twelve (12) months after the Effective Time (together with any earnings in respect thereof) will be delivered by the Disbursing Agent to Parent, and any holder of Certificates or Book Entry Shares who has not theretofore exchanged such Certificates or Book Entry Shares pursuant to this Article III will thereafter be entitled to look exclusively to Parent and/or the Surviving Corporation, and only as a general creditor thereof, for the consideration, without interest, to which such holder may be entitled upon exchange of such Certificates or Book Entry Shares pursuant to this Article III. Notwithstanding the foregoing, neither the Disbursing Agent nor any Party will be liable to any holder of Certificates or Book Entry Shares or any other Person for any amount in the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate or Book Entry Share shall not have been surrendered prior to the date on which the related Merger Consideration would, pursuant to applicable law, escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable law, immediately prior to such time, become the property of Parent, free and clear of all claims and interests of any Person previously entitled thereto.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Disbursing Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock and whose Shares were converted into Merger Consideration pursuant to Section 3.07(a) (including all former holders of Restricted Stock Units), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to Certificates or Book Entry Shares, as applicable, will pass, only upon proper delivery of such Certificates (or effective affidavits of loss and bonds as provided in Section 3.08(e) below in lieu thereof) or Book Entry Shares to the Disbursing Agent) containing instructions for use in effecting the surrender of Certificates (or effective affidavits of loss and bonds as provided in Section 3.08(e) below in lieu thereof) or Book Entry Shares in exchange for the Merger Consideration to which such Person is entitled pursuant to Section 3.07(a). Upon surrender to the Disbursing Agent of a Certificate (or effective affidavits of loss and bonds as provided in Section 3.08(e) below in lieu thereof) or Book Entry Share for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be customarily required by the Disbursement Agent, the holder of such Certificate or Book Entry Share will promptly be provided in exchange therefor cash in an amount equal to the product of (i) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss and bonds as provided in Section 3.08(e) below in lieu thereof) or Book Entry Shares multiplied by (ii) the Merger Consideration, less any required Tax withholdings and the Certificate so surrendered will forthwith be canceled. No interest will accrue or be paid with respect to any Merger Consideration to be delivered upon surrender of Certificates or Book Entry Shares.

(c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Certificate or Book Entry Share surrendered in exchange therefor is registered, it will be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate or Book Entry Share surrendered, or required for any other reason relating to such holder or requesting Person, and shall establish to the reasonable satisfaction of the Disbursing Agent that such Tax has been paid or is inapplicable.

(d) Transfers; No Further Ownership Rights. There will be no transfers registered at or after the Effective Time on the stock transfer books of the Surviving Corporation of Company Common Stock or Certificates that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for cash in the proper amount pursuant to and subject to the requirements of this Article III. All cash paid upon the surrender of Certificates or Book Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates or the Book Entry Shares.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Disbursing Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to this Article III.

(f) Investment of Exchange Fund. The Disbursing Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of one year after the Effective Time or full payment of the Exchange Fund.

(g) Withholdings. The Surviving Corporation, Parent, Purchaser and Disbursing Agent shall be entitled to deduct and withhold from the relevant Per Share Amount, Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation, Parent, Purchaser or Disbursing Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign law. To the extent that amounts are so withheld by the Surviving Corporation, Parent, Purchaser and Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.09 Stock Incentives.

(a) The Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, all unexpired and unexercised options to purchase Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) and outstanding immediately prior to the Effective Time shall become fully exercisable and vested and that each Company Stock Option outstanding immediately prior to the Effective Time will be canceled automatically at the Effective Time and will thereafter represent only the right to receive an amount of cash, if any, equal to the product of (1) the excess, if any, of (A) the Per Share Amount over (B) the exercise price per share of the Company Common Stock subject to such Company Stock Option and (2) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation, regardless of the vested status of such Company Stock Option and regardless of whether such Company Stock Option is exercisable or not. If the exercise price per Share with respect to any Company Stock Option is equal to or greater than the Per Share Amount, such Company Stock Option will be, at the Effective Time, cancelled pursuant to this Section 3.09(a) without consideration. Prior to the Effective Time, as reasonably directed by Parent, the Company shall take any and all actions necessary to effectuate this Section 3.09(a), including providing holders of Company Stock Options with notice of their rights with respect to any such Company Stock Options as provided herein.

(b) Each restricted stock unit awarded under the Company Stock Plans that is issued and outstanding immediately prior to the Acceptance Date (each, a “Restricted Stock Unit”) and each share of Company Common Stock awarded under and credited to a director deferral account pursuant to the Company’s 2006 Non-Employee Director Awards Program that is issued and outstanding immediately prior to the Acceptance Date (each, a “Director Deferred Share”) will, at the Effective Time, vest in full and each such Restricted Stock Unit and Director Deferred Share will be settled for Company Common Stock with the right to receive the Merger Consideration immediately prior to the Effective Time, without interest, as provided in Section 3.07(a), less any required withholding Taxes.

(c) All amounts payable pursuant to this Section 3.09 will be subject to any required withholding of Taxes and shall be paid by Purchaser at or as soon as practicable following the Effective Time, but in any event within five (5) Business Days following the Effective Time, without interest.

(d) Prior to the Effective Time, as reasonably directed by Parent, the Company Board (or, if appropriate, any authorized committee administering the Company Stock Plans) shall take or cause to be taken any and all actions required to cause the Company Stock Plans to terminate as of the Effective Time and no further options to purchase Company Common Stock, Restricted Stock Units, Director Deferred Shares or other Rights of the Company shall be granted thereunder.

(e) Prior to the Effective Time, the Company Board or an appropriate committee of non-employee directors shall adopt a resolution consistent with the interpretative guidance of the SEC so that the disposition of Shares or Company Stock Options pursuant to this Agreement and the Merger by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act.

3.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time (other than the Exception Shares) and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into, or represent the right to receive, the Merger Consideration (collectively, the “Dissenting Shares”). Dissenting Stockholders shall be entitled to receive payment of the fair value of the Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in accordance with Section 3.07, without any interest thereon, upon surrender, of the Book Entry Shares or the Certificate or Certificates that formerly evidenced such Shares.

(b) The Company shall give Parent notice as promptly as reasonably practicable upon receipt by the Company of any demand for payment pursuant to Section 262 of the DGCL and of withdrawals of such notice and any other instruments served pursuant to applicable law relating to stockholders’ rights of appraisal, and Parent will have the right to participate in and control all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle any such demands or approve any withdrawal of any such demands. Any payments to be made in respect of Dissenting Shares will be made by Parent and/or the Surviving Corporation and not by the Company, Purchaser or by the Paying Agent from the Exchange Fund.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties about the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Parent and Purchaser as follows:

(a) Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where such failures to be so qualified or licensed and in good standing have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company has made available to Parent a complete and correct copy of the Constituent Documents, each as amended to date, of the Company and each of its Subsidiaries. The Constituent Documents of the Company and its Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries, or any of the other parties thereto, are in violation of any provision of the Constituent Documents. True and complete copies of all minute books and all stock record books of the Company for the three years prior to the date hereof have been delivered or made available to Parent.

(b) Power. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets where now owned, leased, or operated and as currently owned, leased or operated, except where such failures to have such power, authority and approvals of Governmental Entities would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(c) Authority. The Company has duly authorized, executed and delivered this Agreement. Subject to receipt of the affirmative vote of the holders of a majority of the outstanding Shares to approve the Merger to the extent required under the DGCL (the “Company Stockholder Approval”), this Agreement and the Transactions have been duly authorized by all necessary corporate action of the Company. At a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the Company Board (acting upon the recommendation of the Special Committee) has unanimously (1) declared that this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders, (2) approved and declared advisable this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the “Transactions”) (such approval and adoption having been made in accordance with the DGCL, including the Business Combination Law), and (3) resolved to recommend that the Company’s stockholders accept the Offer, tender Shares pursuant to the Offer and, to the extent applicable, adopt this Agreement (the “Company Board Recommendation”). This Agreement is the Company’s valid and legally binding obligation, enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Consents and Regulatory Approvals; No Defaults.

(1) No material consents, waivers, authorizations, orders, permits or approvals of, or declarations, filings or registrations with, or notifications to, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Offer or the Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, applicable Governmental Authorities, including, to the extent required by applicable law, under the HSR Act, (B) filings as may be required by the Securities Act, the Exchange Act or any applicable national securities exchange or Nasdaq and (C) the approvals and filings required by the DGCL, including receipt of the Company Stockholder Approval if required.

(2) Subject to receipt of the consents and approvals referred to in Section 4.01(d)(1), the expiration of related waiting periods, and the making of required filings, registrations or notifications with applicable Governmental Authorities or with any third party, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) conflict with, constitute a breach or violation of, or a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any Lien (other than Permitted Liens) or any acceleration of remedies or right of termination, amendment, modification or cancellation or loss of any benefit under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Material Contract, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or assets or properties thereof is subject or bound, or (B) constitute a breach or violation of, or a default under, the Company’s Constituent Documents or the Constituent Documents of the Company’s Subsidiaries, other than, in the case of clause (A) of this Section 4.01(d)(2), any such breach, violation or default that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(e) Company Stock.

(1) The authorized capital stock of the Company consists of 10,000,000 shares of Company Preferred Stock and 25,000,000 shares of Company Common Stock. As of the close of business on October 27, 2010, (A) no shares of Company Preferred Stock were issued and outstanding, (B) 8,815,599 shares of Company Common Stock were issued and outstanding, (C) 177,617 shares of Company Common Stock were issuable upon exercise of Company Stock Options under the Company Stock Plans, (D) no shares of Company Common Stock were issuable upon exercise of any other Rights under the Company Stock Plans and (E) 333,203 shares of Company Common Stock were held in treasury. As of the close of business on October 27, 2010 there were (i) 1,513,333 shares of Company Common Stock authorized and reserved for future issuance, (ii) outstanding Restricted Stock Units with respect to 266,420 shares of Company Common Stock, and (iii) 146,806 outstanding Director Deferred Shares.

(2) The outstanding Shares have been, and all Shares that may be issued pursuant to Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, there are no shares of Company Common Stock or Company Preferred Stock reserved for issuance, the Company does not have any Rights outstanding with respect to Company Common Stock or Company Preferred Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock, Company Preferred Stock or Rights, except pursuant to this Agreement, outstanding Company Stock Options and the Company Stock Plans. The Company has no commitment to redeem, repurchase or otherwise acquire any shares of Company Common Stock. There are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company is a party with respect to the capital stock of, the voting of stock or other equity interests of the Company or any of its Subsidiaries.

(f) Company Subsidiaries.

(1) Section 4.01(f) of the Disclosure Schedule sets forth a complete and correct list of each Significant Subsidiary of the Company. Section 4.01(f) of the Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries and any other person of each Significant Subsidiary. Except for Significant Subsidiaries disclosed in Section 4.01(f) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and its Subsidiaries, taken as a whole.

(2)(A) The Company owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens (other than Permitted Liens); (B) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which any of the Company’s Subsidiaries is bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to the Company or its wholly owned Subsidiaries); (D) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of the equity securities of any of its Subsidiaries; and (E) all the equity securities of each Subsidiary held by the Company or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(3) Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed as a foreign corporation to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified except where such failures to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(g) Company Regulatory Filings; Ordinary Course.

(1) Since January 1, 2008, the Company has timely filed with the SEC all material forms, statements, reports and documents required to be filed by it under the Exchange Act and the Securities Act. The Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, and all other reports, registration statements, definitive proxy statements or information statements, each as supplemented or amended, filed by it or any of its Significant Subsidiaries subsequent to January 1, 2009 under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, the “Company Regulatory Filings”), in the form filed with the SEC as of the date filed, or if amended, as of the date of the last such amendment, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated statements of financial position contained in or incorporated by reference into any such Company Regulatory Filing (including the related notes and schedules) fairly presented in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the date of such statement in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2009 and prior to the date hereof. As of the date hereof, to the Company’s Knowledge (i) there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Regulatory Filings, and (ii) none of the Company Regulatory Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Since January 1, 2008, the Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect. Since January 1, 2010, neither the Company nor any of its Subsidiaries has modified or amended its accounting policies or procedures with respect to its dining credits.

(2) Since December 31, 2009, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding conduct in connection with and the incurrence of expenses related to this Agreement and the Transactions and the general process of soliciting and evaluating proposals to acquire the Company), (B) there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, and (C) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

(h) Sarbanes-Oxley Act. (1) The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by other employees within the Company and is recorded, processed, summarized and reported within the required time periods; (2) since December 31, 2007, the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (or persons performing the equivalent functions) (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (3) the Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since December 31, 2007; (4) to the Company’s Knowledge, the certifications provided pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act with each Company Regulatory Filing, as applicable, at the time of filing or submission of such certification, were accurate; and (5) as of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting except as disclosed in the Company Regulatory Filings filed prior to the date hereof.

(i) Litigation. (1) There is no suit, action, investigation or proceeding pending or, to the Company’s Knowledge, threatened against or affecting, or naming as a party thereto (A) the Company or any of its Subsidiaries, or (B) to the Company’s Knowledge, any of the Company’s or its Subsidiaries’ current or former directors or officers or any other Person who may be entitled to indemnification by the Company or any of its Subsidiaries in connection therewith, and (2) there is no outstanding, or to the Company’s Knowledge, threatened judgment, decree, injunction, rule or order of any Governmental Authority or arbitration against, affecting or naming as a party subject thereto (A) the Company or any of its Subsidiaries, or (B) to the Company’s Knowledge, any of the Company’s or its Subsidiaries’ current or former directors or officers or any other Person who may be entitled to indemnification by the Company or any of its Subsidiaries in connection therewith, in each case of clauses (1) and (2) above that would have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(j) Compliance with Laws. The Company and each of its Subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where such failure to comply has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect as of the date of this Agreement; and, to the Company’s Knowledge, no suspension, cancellation, revocation or non-renewal of any of them is threatened as of the date of this Agreement, except where the failure to have such permit, license, authorizations, orders and approvals would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; and

(3) to the Company’s Knowledge has not received, since January 1, 2008, written notification from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, rules, regulations, ordinances, codes, orders, decrees, or any other laws (including common law) that such Governmental Authority enforces (B) threatening to revoke any license, franchise, permit or governmental authorization material to the business of the Company and its Subsidiaries, (C) asserting a material violation of any statute, rule, regulation, ordinance, code, order, decree, or any other laws (including common law) or (D) restricting or limiting in any material respect the operations of the Company and its Subsidiaries as currently conducted or proposed to be conducted.

(k) Material Contracts; Defaults.

(1) Other than as set forth on Section 4.01(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any currently effective agreement, contract, arrangement, commitment or understanding, oral or written, (each a “Contract”) that (i) is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (ii) restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (iii) is a material Lease, (iv) is a loan agreement, credit facility, or other similar Contract pursuant to which the Company has or will incur any material amount of indebtedness for borrowed money or become a guarantor or surety or pledged its credit on behalf of (except for the negotiation or collection of negotiable instruments in the ordinary course of business), (v) is a joint venture Contract, strategic alliance, partnership agreement, limited liability company agreement or similar agreement, (vi) is a Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate after the date of this Agreement or (B) the performance of services having a value in excess of $250,000 in the aggregate on an annual basis after the date of this Agreement, (vii) is a Contract with a Governmental Authority, (viii) is an exclusive sales representative or exclusive distribution Contract, (ix) is a Contract that by its terms limits the payment of dividends or other distributions by the Company or any Subsidiary of the Company, (x) is a Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Subsidiary of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (xi) is a Contract with a Material Program Partner or Material Processor or (xii) is a Contract set forth in Section 4.01(q)(3)(C) of the Disclosure Schedule (each, other than to the extent it would include a Benefit Arrangement, a “Material Contract”).

(2) Neither the Company nor any of its Subsidiaries is in material breach of or default under any Material Contract, and, to the Company’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. To the Company’s Knowledge, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(l) Taxes. (1) All material Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed, and are true, correct and complete in all material respects; (2) all material Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full; (3) all material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid over to the proper Governmental Authority, to the extent due and payable; (4) no extensions or waivers of statutes of limitation have been granted or requested with respect to any of the Company’s or its Subsidiaries’ U.S. federal income taxes or other material Taxes; (5) to the Company’s Knowledge, there are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any of its Subsidiaries and any Governmental Authority; (6) to the Company’s Knowledge, no deficiency for any material Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Company Subsidiary, except for deficiencies which have been satisfied by payment, settled or been withdrawn, or which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with GAAP, in the Company’s financial statements; (7) neither the Company nor any of its Subsidiaries is party to any material tax sharing agreements, tax indemnity agreements or other similar agreements (other than such an agreement or arrangement exclusively between or among the Company and any of its Subsidiaries); (8) neither the Company nor any of its Subsidiaries has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company or any of its Subsidiaries); (9) neither the Company nor any of its Subsidiaries will be required to include in income after the Closing any material adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method by the Company or any of its Subsidiaries prior to Closing; and (10) except for Permitted Liens, to the Company’s Knowledge, no Liens for material Taxes exist with respect to any of its assets or properties or those of its Subsidiaries.

(m) Benefit Arrangements.

(1) Section 4.01(m)(1) of the Disclosure Schedule lists all Benefit Arrangements. With respect to each Benefit Arrangement set forth on Section 4.01(m)(1) of the Disclosure Schedule (A) a true and complete copy of each material Benefit Arrangement, including any trust instruments and insurance contracts forming a part of any Benefit Arrangement, and all amendments thereto and (B) where applicable, the most recent summary plan description, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and the most recent audited financial statement and actuarial valuation report, in each case, has been made available to Parent.

(2) All of the Benefit Arrangements are and have been operated in material compliance with ERISA and the Code and other applicable laws and in material compliance with the governing provisions of the relevant Benefit Arrangement. No material litigation is pending or threatened with respect to any Benefit Arrangement. Each of the Benefit Arrangements that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or is subject to an opinion letter from the U.S. Internal Revenue Service and, to the Company’s Knowledge, no event exists that is reasonably likely to result in the loss of such qualification.

(3) Neither the Company nor any entity or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has contributed to a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 210(a) of ERISA, or maintained, sponsored or contributed to a pension plan subject to Title IV of ERISA or Section 412 of the Code, in each case, at any time within the six (6) year period prior to the date of this Agreement.

(4) Except as provided in Section 3.09, neither the Company’s execution and delivery of this Agreement, the consummation of the Transactions nor the Company Stockholder Approval (if required) will, either alone or in conjunction with another event (such as termination of employment), (A) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Arrangements, (C) limit or restrict the right of Parent or any of its Subsidiaries in respect of the employees to merge, amend or terminate any of the Benefit Arrangements or (D) result in payments under any of the Benefit Arrangements which would not be deductible under Section 280G of the Code.

(5) There is no pending or, to the Company’s Knowledge, threatened assessment, complaint, proceeding or investigation before any Governmental Authority with respect to any Benefit Arrangement (other than routine claims for benefits payable under any Benefit Arrangement). Each Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (A) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of Internal Revenue Service Notice 2005-1) at any time after October 3, 2004, and (B) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder, except for such noncompliance with respect to clause (A) or (B) above that would not have a Material Adverse Effect.

(n) Compensation Arrangements. On or prior to the date hereof, the Compensation Committee of the Company Board (the “Compensation Committee”) has (1) approved all amounts payable to any officer, director or employee of the Company or any of its Subsidiaries pursuant to each Benefit Arrangement or other arrangement, understanding or agreement (together with each amendment thereof or supplement thereto, collectively, the “Compensation Arrangements”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and (2) taken all other action necessary to satisfy the requirements of the nonexclusive safe harbor with respect to such Compensation Arrangements in accordance with Rule 14d-10(d) under the Exchange Act (the approvals and actions referred to in clauses (1) and (2) above, the “Company Compensation Approvals”). All payments made or to be made and benefits granted or to be granted pursuant to such Compensation Arrangements (A) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such officer, director or employee and (B) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee. The Company Board has determined that each member of the Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

(o) Labor Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, to the Company’s Knowledge, is the Company or any of its Subsidiaries as of the date of this Agreement the subject of a proceeding before any Governmental Authority asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or such Subsidiary to bargain with any labor organization as to wages and conditions of employment. As of the date of this Agreement, (1) there is no strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened and (2) to the Company’s Knowledge, none of the Company’s or any of its Subsidiaries’ employees is seeking to certify a collective bargaining unit or engaging in any other similar labor organization activity. There are no suits, actions, investigations or proceedings with respect to a violation of any occupational safety or health standards, wage or hour requirements or a charge of discrimination in employment or employment practices (including, but not limited to, age, gender, race, religion or other legally protected category) pending or, to the Knowledge of the Company, threatened against the Company before the Occupational Safety and Health Commission, the Department of Labor, the United States Equal Employment Opportunity Commission, except for any such suits, actions, investigations or proceedings that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(p) Environmental Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (1) there are no proceedings, claims, actions or investigations pending or, to the Company’s Knowledge, threatened before any Governmental Authority arising under any Environmental Law against the Company or any of its Subsidiaries or, the Company’s Knowledge, against any Person whose liability for such proceeding, claim, action or investigation the Company has or may have retained or assumed either contractually or by operation of law; (2) since January 1, 2008, the Company and its Subsidiaries have conducted their operations in compliance with their environmental permits and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable Environmental Laws; (3) the Company and its Subsidiaries currently hold all permits required under Environmental Laws for the operations of their businesses, and, as of the date of this Agreement, such permits are in full force and effect; and (4) there have been no releases of Hazardous Materials by the Company or its Subsidiaries at any of the Leased Property or any property currently or formerly owned or operated by the Company or its Subsidiaries that currently requires remediation under Environmental Laws.

(q) Intellectual Property Assets.

(1) Section 4.01(q)(1) of the Disclosure Schedule lists the worldwide pending Patent applications, issued Patents, pending Trademark applications, registered Trademarks, material unregistered Trademarks, pending Copyright applications, registered Copyrights, registered domain names and pending domain name applications and reservations, in each case, owned by the Company or any of its Subsidiaries (collectively, the “IP Assets”).

(2) With respect to the IP Assets that are material to the Company and its Subsidiaries, (A) each of such IP Assets is owned exclusively by either the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, (B) all registrations included in such IP Assets are in force, and all applications for registration included in such IP Assets are pending and in good standing, and (C) the Company or one of its Subsidiaries is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration included in such IP Assets.

(3) Except as would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company:

(A) Except as set forth in Section 4.01(q)(3)(A) of the Disclosure Schedule, the Company or one of its Subsidiaries either owns the entire right, title and interest in and to, or has the right to use, all material Intellectual Property used, or held or licensed for use, by the Company and its Subsidiaries in connection with their business as currently conducted, or proposed to be conducted, free and clear of any Liens (other than Permitted Liens). This Section 4.01(q)(3)(A) is not a representation or warranty regarding the infringement or non-infringement of any third party’s Intellectual Property by the Company or its Subsidiaries, which is addressed in Section 4.01(q)(3)(D).

(B) Except as set forth in Section 4.01(q)(3)(B) of the Disclosure Schedule: (i) the material Intellectual Property owned by the Company and its Subsidiaries has not been cancelled or abandoned and is, to the Company’s knowledge, valid and enforceable, (ii) with respect to all Patent applications, Trademark applications and Copyright applications included in the IP Assets, the Company and its Subsidiaries have conducted the prosecution of all such pending applications in a manner consistent with their reasonable ongoing business goals and objectives, (iii) with respect to all Patents, Trademarks and Copyrights included in the IP Assets that are issued or registered by any Governmental Authority, all registration fees, maintenance fees, renewal fees and annuity fees necessary to maintain such IP Assets as active and due prior to the Closing have been paid or will be paid through the Closing, and all necessary documents and certificates in connection with such IP Assets have been filed or will be filed with the relevant patent, trademark and copyright offices, registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the registration of such IP Assets through the Closing Date, and (iv) with regard to all applications for domain name registration and all registered domain names included in the IP Assets, all necessary registration and renewal fees due in connection with such IP Assets have been paid or will be paid through the Closing.

(C) Section 4.01(q)(3)(C) of the Disclosure Schedule contains a true and complete list of all (i) written contracts, agreements, licenses, judicial or governmental orders, and judgments to which either the Company or any of its Subsidiaries is a party (or is otherwise subject) with respect to material Intellectual Property, and (ii) any other agreements pursuant to which any right, title or interest is granted or received by the Company or any of its Subsidiaries with respect to material Intellectual Property (true and complete copies of which, or, if none exist, written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Parent), except (x) licenses for generally commercially available, non-customized Software having a total acquisition cost of less than $100,000, and (y) employee Intellectual Property assignment agreements entered into in the ordinary course of business between the Company or any of its Subsidiaries and any employee that are consistent in all material respects with the forms thereof which have been provided to Parent.

(D) Except as set forth in Section 4.01(q)(3)(D) of the Disclosure Schedule, in the three (3) years prior to the date hereof, there has been no claim pending, or threatened in writing, against the Company or any of its Subsidiaries (i) alleging that the operation of the Company’s or any of its Subsidiaries’ businesses infringes, misappropriates, dilutes or otherwise violates a third party’s Intellectual Property, or (ii) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as set forth in Section 4.01(q)(3)(D) of the Disclosure Schedule, to the Company’s Knowledge, the currently conducted business and business proposed to be conducted of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any third party’s Intellectual Property.

(E) Except as set forth in Section 4.01(q)(3)(E) of the Disclosure Schedule, in the three (3) years prior to the date hereof, there has been no claim pending, or threatened in writing, by the Company or any of its Subsidiaries against any third party (i) alleging infringement, misappropriation, dilution or other violation of any material Intellectual Property owned by the Company or any of its Subsidiaries or (ii) challenging any such third party’s ownership or use of, or the validity, enforceability or registrability of, such third party’s Intellectual Property, and, to the Company’s Knowledge, there is no basis for such a claim regarding any of the foregoing.

(F) Except as set forth in Section 4.01(q)(3)(F) of the Disclosure Schedule, none of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any consultant or independent contractor of the Company or any of its Subsidiaries) has: (i) licensed or granted any other right, title or interest in or to any third party, or provided to or otherwise authorized any third party to access or use, any code for material Software owned by the Company or any of its Subsidiaries (including via an escrow agreement or other agreement requiring the deposit of any such code), or (ii) incorporated any “open source” or other Software having similar licensing or distribution models in any Software owned by the Company or any of its Subsidiaries in a manner that requires the distribution or disclosure to any third party of any source code of such Software owned by the Company or any of its Subsidiaries.

(G) Except as set forth in Section 4.01(q)(3)(G) of the Disclosure Schedule: (i) the IT Assets owned by the Company operate and perform in accordance with their documentation and functional specifications in all material respects and as required by the Company and its Subsidiaries in connection with their respective business as currently conducted or proposed to be conducted; (ii) to the knowledge of the Company, no person has gained unauthorized access to the IT Assets or any customer data that is in the possession or control of the Company or any of its Subsidiaries; (iii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology of their material computer systems and data consistent with industry practices; (iv) the Company and its Subsidiaries have taken commercially reasonable measures, directly or indirectly, to ensure the security and integrity of their IT Assets and the confidentiality, privacy, security and integrity of customer, employee and other confidential information and Trade Secrets; and (v) the Company has complied with (x) all applicable Laws regarding data protection and the privacy and security of personal information, (y) its privacy and security policies and any similar commitments to customers and consumers, and (z) all applicable credit card, financial transaction and industry or other security standards, including PCI DSS.

(r) Real and Personal Property.

(1) The Company does not own any real property.

(2) Section 4.01(r)(2) of the Disclosure Schedule contains a true and complete list of all real property leases to which the Company or any of its Subsidiaries is a party (together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Leases,” and the space and real property subject to the Leases, the “Leased Property”), and the Company has made available to Parent a true and complete copy of each such Lease. The Company or one of its Subsidiaries has good and valid title to the leasehold estate in all Leased Property, free and clear of all Liens (except for Permitted Liens). The Leases are valid and binding against the Company or its applicable Subsidiary in accordance with their respective terms and are in full force and effect. There is no existing default or violation by the Company or any of its Subsidiaries under any Lease. To the Company’s Knowledge, (i) there is no existing default or violation by any counterparty to any Lease, and (ii) no event has occurred that with notice or lapse of time, or both, would give the lessor or the Company or any of its Subsidiaries the right to terminate, accelerate or modify any Lease. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any Lease.

(3) The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold estate in, all personal property and assets reflected in the December 31, 2009 balance sheet contained in the Company Regulatory Filings (except for properties or assets subsequently sold, and leases subsequently terminated, in the ordinary course of business or otherwise as contemplated by this Agreement).

(4) Neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation, expropriation, eminent domain or similar action affecting all or any portion of the Leased Property and no such action is threatened.

(s) Insurance. (1) The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their material properties, operations, personnel and businesses (each, an “Insurance Policy”); (2) except with respect to Insurance Policies relating to Benefit Arrangements, Section 4.01(s) of the Disclosure Schedule contains a true and complete list of all of the Insurance Policies as of the date of this Agreement; (3) as of the date of this Agreement, all premiums payable under any Insurance Policy have been paid when due and the Company and each of its Subsidiaries are in compliance with the terms of each Insurance Policy; and (4) none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.

(t) Offer Documents; Schedule 14D-9 and Schedule 13E-3; Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Purchaser contained in Section 4.02(g):

(1) Neither the Schedule 14D-9, the Schedule 13E-3 nor any of the information supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the times the Schedule 14D-9, the Schedule 13E-3, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(2) In the event a Stockholders’ Meeting is held, neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting nor the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), will, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading.

(3) Notwithstanding the foregoing provisions of this Section 4.01(t), the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s respective Representatives for inclusion in the Offer Documents, the Schedule 14D-9, the Schedule 13E-3 or the Proxy Statement, if applicable.

(4) The Schedule 14D-9, the Schedule 13E-3 and the Proxy Statement, if applicable, will comply in all material respects as to form with the requirements of the Exchange Act.

(u) Takeover Laws and Provisions Applicable to the Company. The Company has taken all action required to be taken by it in order to: (1) exempt this Agreement, the Tender and Support Agreement and the Transactions from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any State, including the Business Combination Law (collectively, “Takeover Laws”); and (2) make this Agreement, the Tender and Support Agreement and the Transactions comply with the requirements of any provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(v) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved on a consolidated balance sheet (or notes thereto) of the Company and its Subsidiaries, other than liabilities (a) disclosed and provided for in the December 31, 2009 balance sheet contained in the Company Regulatory Filings, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2009, (c) incurred in connection with the Transactions, and (d) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(w) Financial Advisors. Except for Harris Williams & Co., neither the Company nor any of its Subsidiaries has engaged any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions or finder’s or financial advisory fees in connection with the Transactions. The Company has provided to Parent a true and correct copy of the engagement letter with Harris Williams & Co.

(x) Opinion of Financial Advisor. Prior to the execution and delivery of this Agreement, the Special Committee has received an opinion of Harris Williams & Co. to the effect that, as of the date of such opinion, and based upon and subject to the matters set forth therein, the consideration to be received in the Offer and the Merger, taken together, by the holders of Shares (other than EGI, Parent, Purchaser and their respective affiliates and Dissenting Stockholders) is fair from a financial point of view to such holders.

(y) Related Party Transactions. There have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the affiliates of the Company (other than the Subsidiaries of the Company), on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Exchange Act.

(z) Program Partners and Processors. None of the Company or any of its Subsidiaries has received credible notice from any of the five (5) largest Program Partners of the Company or its Subsidiaries measured in terms of gross sales volume by such Program Partner with respect to dining reward programs operated by the Company or its Subsidiaries for the 12-month period preceding the Closing Date (such Program Partners, the “Material Program Partners”) indicating any such Material Program Partner’s termination or non-renewal of, or intention to terminate, not renew or materially reduce, its business relationship with the Company or any of its Subsidiaries (including Knowledge of the Company that such Material Program Partner has put their business out to bid or made it subject to a request for proposal). None of the Company or any of its Subsidiaries has received credible notice from any of the five (5) largest Processors measured in terms of presented sales of merchants participating in dining reward programs operated by the Company or its Subsidiaries for the 12-month period preceding the Closing Date (such Processors, the “Material Processors”) indicating any such Material Processor’s termination or non-renewal of, or intention to terminate, not renew or materially reduce, its business relationship with the Company or any of its Subsidiaries.

(aa) No Additional Representations. Except for the representations and warranties of the Company expressly set forth in this Section 4.01 (as modified by the Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company, any of its Subsidiaries, any of their respective businesses or the Transactions.

4.02 Representations and Warranties about Parent and Purchaser. Parent and Purchaser hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization and Standing. Each of Parent and Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Parent and Purchaser is duly qualified or licensed as a foreign limited liability company to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified except where such failures to be so qualified or licensed and in good standing have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or Purchaser.

(b) Power. Each of Parent and Purchaser has the limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. Each of Parent and Purchaser has the limited liability company power, authority and approvals from Governmental Authorities to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets where now owned, leased, or operated and as currently owned, leased or operated, except where such failures to have such power, authority and government approvals would not have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or Purchaser.

(c) Authority. Each of Parent and Purchaser has duly authorized, executed and delivered this Agreement and the Tender and Support Agreement. This Agreement, the Tender and Support Agreement and the Transactions have been duly authorized by all necessary limited liability company action of each of Parent and Purchaser. This Agreement and the Tender and Support Agreement are each Parent’s and Purchaser’s valid and legally binding obligation, enforceable against each of them in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Consents and Regulatory Approvals; No Defaults.

(1) No material consents, waivers, authorizations, order, permits or approvals of, or declarations, filings or registrations with, or notifications to, any Governmental Authority or with any third party are required to be made or obtained by Parent or Purchaser in connection with the execution, delivery or performance by it of this Agreement or the Tender and Support Agreement or to consummate the Offer or the Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, applicable Governmental Authorities, including, to the extent required by applicable law, under the HSR Act, (B) filings as may be required by the Securities Act or the Exchange Act or any applicable national securities exchange or Nasdaq and (C) the approvals and filings required by the DGCL.

(2) Subject to receipt of the consents and approvals referred to in Section 4.02(d)(1), the expiration of related waiting periods, and the making of required filings, registrations or notifications with applicable Governmental Authorities or with any third party, the execution, delivery and performance of this Agreement, the Tender and Support Agreement and the consummation of the Transactions do not and will not (A) conflict with, constitute a breach or violation of, or a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any Lien (other than Permitted Liens) or any acceleration of remedies or right of termination, amendment, modification or cancellation or loss of any benefit under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or indenture or instrument of Parent or Purchaser or to which Parent or Purchaser or any of their assets or properties is subject or bound, or (B) constitute a breach or violation of, or a default under, Parent or Purchaser’s Constituent Documents other than, in the case of clause (A) of this Section 4.02(d)(2), any such breach, violation or default, that would not have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or Purchaser.

(e) Purchaser Interests. Parent, as Purchaser’s sole member, owns 100% of the issued and outstanding membership interests of Purchaser. The outstanding membership interests of Purchaser have been duly authorized and are validly issued and outstanding and not subject to preemptive rights (and were not issued in violation of any preemptive rights).

(f) No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the Transactions, Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever, and has not entered into any agreements or arrangements with any other Person, other than with respect to the acquisition of Shares from certain affiliates of EGI.

(g) Ownership of Shares. Purchaser is the beneficial owner of 1,254,901 Shares free and clear of any Liens.

(h) Offer Documents; Proxy Statement. Subject to the accuracy of the representations and warranties of the Company contained in Section 4.01(t):

(1) Neither the Offer Documents nor any of the information supplied by or on behalf of Parent or Purchaser for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(2) In the event a Stockholders’ Meeting is held, the information supplied by or on behalf of Parent or Purchaser for inclusion in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading.

(3) Notwithstanding the foregoing provisions of this Section 4.02(g), Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Offer Documents or the Proxy Statement, if applicable.

(4) The Offer Documents will comply in all material respects as to form with the requirements of the Exchange Act.

(i) Funds. Parent has delivered to the Company a true and complete copy, as of the date hereof, of the executed Amended and Restated Commitment Letter (the “Debt Commitment Letter”) from J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., The PrivateBank and Trust Company and Bank Leumi (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Purchaser for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Parent has delivered to the Company a true and complete copy, as of the date hereof, of the executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Financing Commitments”) from the Kellie Zell Irrevocable Trust, the Matthew Zell Irrevocable Trust and the JoAnn Zell Gillis Irrevocable Trust (collectively, the “Equity Financing Source”) pursuant to which the Equity Financing Source has committed to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, the funds provided by the Financing, together with Parent’s cash on hand, are sufficient to fully fund all of Parent’s and Purchaser’s obligations under this Agreement, including payment of the aggregate Per Share Amount, the aggregate Merger Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. All commitment and other fees required to be paid under the Financing Commitments on or prior to the date hereof have been paid. Assuming no breach or default by the Company under this Agreement, there is no fact or occurrence known to Parent or Purchaser as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied at or before the Acceptance Date.

(j) Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guarantee. The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

(k) Full Access; No Additional Representations. Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries. Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives in connection with the Transactions and that neither the Company, its Subsidiaries nor any of their respective Representatives has made any representation or warranty regarding the Company, its Subsidiaries or their respective businesses except as and to the extent expressly set forth in Section 4.01. Parent acknowledges that neither the Company, any of its Subsidiaries nor any of their respective Representatives will have or be subject to any liability or obligation to Parent, Purchaser or any other Person resulting from the distribution, communication or furnishing to Parent, Purchaser and their respective Representatives (whether in written or oral form), or use by any of such Persons, of any information (including “Information” as defined in the Confidentiality Agreement), documents, projections, forecasts or other material made available to such Persons (including in the virtual data room relating to the Company and its Subsidiaries established by the Company in connection with the Transactions), confidential information memoranda or management interviews and presentations in expectation of the Transactions.

ARTICLE V

COVENANTS AND AGREEMENTS TO BE PERFORMED PRIOR TO THE CLOSING

5.01 Conduct of Business of the Company. The Company agrees that, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (i) as may be required by law, (ii) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed) or (iii) as may be expressly permitted pursuant to this Agreement, it shall conduct its business and cause to be conducted the businesses of its Subsidiaries in the ordinary course of business and in a manner consistent with past practice and shall (1) use reasonable best efforts to preserve intact, in all material respects, their respective business organizations, (2) not terminate the employment or service of those of the Company’s current officers, employees and consultants who are integral to the operations of their business as currently conducted, (3) use reasonable best efforts to preserve intact, in all material respects, the relationships with Processors, Program Partners, and other suppliers having significant business dealings with it, and (4) use reasonable best efforts to maintain their material assets and material properties in their current condition, normal wear and tear excepted. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by this Agreement or as set forth in Section 5.01 of the Disclosure Schedule or as required by applicable law, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:

(a) Operations. Enter into any new line of business outside of its existing business segments or change its operating policies.

(b) Capital Stock and Other Securities. (1) Issue, grant, sell, or otherwise permit to become outstanding or modify, transfer, dispose of or encumber or pledge or authorize or propose the creation of, any shares of its or its Subsidiaries’ capital stock or any other securities (including debt securities) (other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement) or any Rights with respect to shares of its or its Subsidiaries’ capital stock or any other securities (including debt securities), or (2) permit any additional shares of its capital stock to become subject to new grants under the Company Stock Plans or otherwise or take any action not otherwise expressly contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any Company Stock Plan (except as otherwise required by the terms of any unexercisable options or other equity awards outstanding on the date hereof).

(c) Dividends, Distributions, Repurchases. (1) Make, authorize, declare, pay or set aside for payment any dividend on or in respect of, or any distribution on, any shares of its or its Subsidiaries’ capital stock (whether payable in cash, stock, property or otherwise), other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (2) directly or indirectly adjust, split, combine, subdivide, redeem or reclassify or otherwise amend the terms of, or purchase or otherwise acquire, any shares of its capital stock.

(d) Dispositions. Sell, assign, transfer, lease, license, exchange or swap, mortgage, encumber or subject to any Lien other than Permitted Liens or otherwise dispose of, abandon or fail to maintain any portion of its material assets, businesses or properties, except for sales, assignments, transfers, leases, licenses, exchanges or swaps, mortgages, encumbrances, Liens or other dispositions in the ordinary course of business consistent with past practice.

(e) Acquisitions. Acquire (including by merger, consolidation or combination) all or any portion of the assets, business, properties or shares of stock or other securities of any other Person or any division thereof other than the purchase of assets, supplies and inventory in the ordinary course of business consistent with past practice.

(f) Constituent Documents. Amend, modify, rescind or otherwise change its or its Subsidiaries’ Constituent Documents.

(g) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods in effect as of December 31, 2009, other than as may be required by GAAP or by regulatory accounting requirements applicable to U.S. publicly owned business organizations generally, including any such principles, practices or methods with respect to its dining credits.

(h) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, severance, bonus, retention, change in control or similar contract, agreement or arrangement with any current or former director, officer or employee, or grant any salary or wage increase, compensation increase, equity awards or incentive or bonus payments to any current or former director, officer or employee, or increase the benefits of any current or former director, officer or employee except (1) to make changes that are required by the terms of a Benefit Arrangement or (2) any annual salary or wage increases for non-management level employees made in the ordinary course of business consistent with past practice.

(i) Benefit Plans. Enter into, establish, adopt, amend, modify or renew any Benefit Arrangement, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock units, deferred shares or other compensation or benefits payable thereunder, except (1) as may be required by the terms of a Benefit Arrangement existing on the date of this Agreement or (2) as would not increase benefits or result in increased administrative costs to the Company.

(j) Indebtedness. (1) Incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness for any Person (other than a Subsidiary of the Company) other than borrowings pursuant to the Company’s and its Subsidiaries’ revolving credit arrangements or under capital leases, in each case, Previously Disclosed and as in effect on the date hereof and in the ordinary course consistent with past practice; or (2) other than to wholly-owned Subsidiaries of the Company, make any loans, advances or capital contributions to, or investments in, any Person.

(k) Taxes. Adopt or change any material method of Tax accounting; make or change any material election with respect to Taxes; settle or compromise any audit, proceeding or claim with respect to a material Tax liability; amend any U.S. federal income or material other Tax Return; enter into any private letter ruling, closing agreement or similar ruling or agreement with the Internal Revenue Service or any other Taxing authority; forego any material Tax refund; enter into any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries; or take any action that would materially and adversely affect the Surviving Corporation’s ability to elect “S” corporation status.

(l) Material Contracts. Except in the ordinary course of business consistent with past practice, (1) enter into, terminate, cancel, renew, amend, assign, supplement or modify, or waive any provision of, any Material Contract, or (2) enter into any agreement, contract, arrangement, commitment or understanding that if entered into prior to the date hereof would be deemed a Material Contract.

(m) Adverse Actions. Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Offer set forth on Annex A or to the Merger set forth in Article VII not being satisfied in a timely manner.

(n) Related Party Transactions. Enter into any transaction, contract or arrangement of the type described in
Section 4.01(y).

(o) Litigation. Initiate, settle, compromise, waive or assign any proceeding, demand, suit, claim, action or governmental, administrative or regulatory investigation, audit or inquiry other than settlements or compromises of any such proceedings, demands, suits, claims or actions (A) which would not result in any equitable relief or other non-monetary damages or penalties being imposed on the Company or any of its Subsidiaries and (B) where the amount paid by the Company (less the amount reserved for such matters by the Company on the Company’s consolidated balance sheet as presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009) in settlement or compromise does not exceed $100,000 individually or in the aggregate.

(p) Capital Expenditures. Make any capital expenditures or technology-related expenditures (or authorize or commit to make any capital expenditures or technology-related expenditures) that are not contemplated by the capital expenditure budget set forth in Section 5.01(p) of the Disclosure Schedule (which expenditures shall not be accelerated inconsistent with past practice), having a value in excess of $250,000 individually or $500,000 in the aggregate.

(q) Liquidation, Reorganization, Etc. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than the Merger).

(r) Insurance. Fail to keep in force any material insurance policy or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect.

(s) Intellectual Property. Grant or acquire (or agree to grant or acquire), or abandon, cancel or otherwise dispose of or permit to lapse, any right, title or interest in or to, any Intellectual Property owned or controlled by the Company or any of its Subsidiaries, or disclose to any third party (other than representatives of Parent or Purchaser), any material Trade Secrets or other confidential or proprietary information, except in each case in the ordinary course of business consistent with past practice and pursuant to adequate confidentiality protection.

(t) Commitments. Enter into any contract or binding commitment with respect to any of the foregoing.

5.02 Conduct of Business of Parent. Parent agrees that, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), except as required by applicable law, and except as may be expressly permitted pursuant to this Agreement, Parent shall not, and shall cause each of its Subsidiaries (including Purchaser) not to, take or omit to take any action that would reasonably be expected to result in any of the conditions to the Offer set forth on Annex A or to the Merger set forth in Article VII not being satisfied in a timely manner.

5.03 Reasonable Best Efforts; Antitrust Filings; Cooperation.

(a) Reasonable Best Efforts. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable prior to the Termination Date, the Transactions in accordance with the terms of this Agreement and the Tender and Support Agreement, including: (1) the taking of all acts necessary to cause the conditions to the Offer and the conditions to the Merger to each be satisfied as promptly as practicable; (2) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations, notices and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (3) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any Governmental Authority with respect to any aspect of the Transactions so as to enable the Closing to occur as soon as reasonably possible; (4) the obtaining of all necessary consents, approvals or waivers from other third parties, including any such consents, approvals or waivers required in connection with any divestiture; (5) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or delaying, preventing or restraining the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated, overturned or reversed, including by vigorously pursuing all available avenues of administrative and judicial appeal; and (6) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Tender and Support Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any material fee, penalty or other consideration in connection with obtaining any consent without the prior written consent of Parent.

(b) Antitrust Filings. In connection with and without limiting the foregoing clause (a), the Company and Parent shall (1) duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a notification and report form (the “HSR Filing”) under the HSR Act if required by applicable law and (2) duly make all notifications and other filings if required under any other applicable competition, merger control, antitrust or similar law (together with the HSR Filing, the “Antitrust Filings”), in each case with respect to the Transactions and as promptly as practicable. The Antitrust Filings, if any, shall be prepared and made in substantial compliance with the requirements of the HSR Act or other laws, as applicable. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent and its Subsidiaries shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to assets or conduct of business arrangements (whether in respect of the Company, Parent or any of their respective Subsidiaries) as a condition to obtaining any and all approvals from any Governmental Authority for any reason in order to consummate and make effective, as promptly as practicable prior to the Termination Date, the Transactions to be performed or consummated by Parent and its Subsidiaries hereunder, including taking any and all actions necessary in order to ensure that (A) no requirement for non-action, a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Authority, (B) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding (whether brought, sought or obtained by a private party or a Governmental Authority) and (C) no other matter relating to any antitrust or competition law or regulation, in each case, would preclude or restrict consummation of the Transactions by the Termination Date. No Party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval, consent or waiver from any Governmental Authority with respect to the Transactions.

(c) Cooperation. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, each Party shall, subject to applicable law and except as prohibited by any applicable representative of any applicable Governmental Authority: (1) furnish to the other Parties upon reasonable request all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions; (2) promptly notify the other Parties of any written communication to the first Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority relating to this Agreement or the Transactions, and permit the other Parties to review in advance any proposed written communication to any of the foregoing with respect to the Transactions; (3) not agree to participate or participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat; and (4) furnish the other Parties with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between such Party and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Transactions (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine). Each Party shall (A) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters relating to this Agreement or the Transactions and (B) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Transactions without the prior written consent of the other Parties.

(d) Parent shall cause Purchaser to comply with all of Purchaser’s obligations under or related to this Agreement and the Transactions on the terms and conditions set forth in this Agreement.

(e) Unless this Agreement is terminated in accordance with its terms, neither the Company Board nor the Compensation Committee shall withdraw, nor permit the withdrawal of, the Company Compensation Approvals. Prior to the Acceptance Date and to the extent permitted by law, the Company (acting through its board of directors, Compensation Committee or its “independent directors” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

5.04 Stockholder Approvals.

(a) Subject to Section 5.08 hereof, if required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws, establish a record date for, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the Acceptance Date in consultation with Parent for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”). At the Stockholders’ Meeting, (i) Parent and Purchaser shall cause all Shares then owned by them and their respective Subsidiaries or as to which they have been granted a proxy to be voted in favor of the approval and adoption of this Agreement and (ii) Parent and the Company will use their respective reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and the approval of the Transactions contemplated hereby.

(b) Notwithstanding the foregoing Section 5.04(a) or Section 5.05, in the event that Purchaser acquires Shares representing at least ninety percent (90%) of the voting power of the then outstanding Shares (the “Short Form Threshold”) pursuant to the Offer, exercise of the Top-Up Option or otherwise in accordance with this Agreement, the Parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 267 of the DGCL, as promptly as reasonably practicable after such acquisition without a meeting of the stockholders of the Company.

5.05 Proxy Statement. Subject to Section 5.08 hereof, after the Acceptance Date, if approval of the Company’s stockholders is required by applicable law to consummate the Merger, as promptly as reasonably practical after the Acceptance Date, the Company shall prepare and cause to be filed the Proxy Statement with the SEC under the Exchange Act and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. The Company, Parent and Purchaser shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall include, except to the extent provided in Section 5.08, the text of this Agreement and the recommendation of the board of directors of the Company that the Company’s stockholders approve and adopt this Agreement. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other Parties, to respond promptly to all comments of and requests by the SEC with respect to the Proxy Statement and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time after the Proxy Statement has been cleared by the SEC. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Purchaser and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents that each of the Company and Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

5.06 Press Releases. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior written consent of the other Party, which will not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation and opportunity to comment on such press release or other public statement, to the extent practicable in the circumstances), issue any such press release or make such public announcement as may be required by applicable law, securities exchange or Nasdaq rules, including the filing with the SEC by Parent, Purchaser or affiliates of EGI of a Schedule 13D or Schedule 13D/A with respect to the Shares. Parent and Purchaser, on the one hand, and the Company, on the other hand, will cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other Party. Each of the Parties agrees that, promptly following execution of this Agreement, (a) the Company shall (i) issue a press release in a form mutually agreed to by Parent announcing the execution of this Agreement and the transactions contemplated hereby, (ii) file a current report with the SEC on Form 8-K attaching such press release and copy of this Agreement as exhibits and (iii) file a pre-commencement communication on Schedule 14D-9 attaching the press release and (b) Parent and Purchaser shall file a pre-commencement communication of Schedule TO attaching the press release.

5.07 Access; Information.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company will (and will cause its Subsidiaries to) afford Parent and Parent’s Representatives and sources of Financing of Parent and Purchaser such access during normal business hours to the contracts, books, records (including Tax Returns and work papers of independent auditors) and properties and other information of the Company and its Subsidiaries as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries; provided, however, that such access shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries. All requests for such access shall be made to such agents of the Company as the Company may designate, who will be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent, Purchaser nor any of their respective Representatives shall contact any of the employees, customers, landlords, licensors or suppliers of the Company or any of its Subsidiaries in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the prior written consent of the Company or an authorized Representative. Neither the Company nor any of its Subsidiaries will be required to afford access or disclose information that would, in the reasonable judgment of the Company, constitute a waiver of attorney-client privilege held by the Company (provided that the Company shall have used reasonable best efforts to afford such access or disclose such information in an way that would not waive such privilege), breach any binding agreement with any third party or violate any applicable law or regulation. The Parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each Party will hold any information provided in connection with this Agreement or the Transactions confidential and any such information will be deemed to be “Information” under the Confidentiality Agreement.

5.08 No Solicitation.

(a) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries or Representatives of the Company or its Subsidiaries to, directly or indirectly, (1) initiate, solicit or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal or (2) engage with any third party in any discussions or negotiations concerning, or furnish any confidential information to any third party in connection with, an Acquisition Proposal (except to notify such third party of the existence of the provisions of this Section 5.08). Notwithstanding the foregoing, prior to the Acceptance Date, the Company may furnish information to, or enter into discussions or negotiations with, any Person that has made a written and unsolicited Acquisition Proposal if, and only to the extent that: (A) the Special Committee, after consulting with outside legal and financial advisors, determines in good faith that such Acquisition Proposal constitutes or, after furnishing such information and entering into such discussions or negotiations, could reasonably be expected to result in a Superior Proposal; (B) the Company and its Subsidiaries are otherwise in compliance with this Section 5.08; and (C) prior to furnishing such information, the Company receives from such Person an executed confidentiality agreement on terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided, however, that the Company may enter into discussions or negotiations solely with respect to entering into such confidentiality agreement and will not be deemed to be in breach of this Section 5.08 as a result thereof.

(b) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event, within two (2) Business Days) notify Parent following receipt by the Company of any Acquisition Proposal, and in connection with such notice, provide the ultimate identity of the Person making such Acquisition Proposal and the material terms thereof and conditions thereto (including, if applicable, copies of any written proposals or offers, including proposed agreements), as well as any material modification or amendment thereto, and the Company will keep Parent reasonably apprised of any material developments, discussions and negotiations with respect to such Acquisition Proposal.

(c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal until such time, if any, as this Agreement is terminated in accordance with its terms.

(d) Nothing contained in this Section 5.08 prohibits or will be construed as prohibiting the Company or the Special Committee from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (2) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Special Committee, after consultation with outside counsel, failure to make such disclosure would be inconsistent with applicable law.

(e) Except as otherwise permitted hereby, from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof (including the Special Committee) shall (1) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (2) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal, other than a confidentiality agreement in accordance with Section 5.08(a) or (3) fail to make, withdraw or modify in a manner adverse to Parent or Purchaser, or resolve or publicly propose to withdraw or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation (any action described in clauses (1), (2) or (3) being referred to as an “Adverse Recommendation Change”). Notwithstanding the foregoing provisions of this Section 5.08(e), the Company Board (acting upon the recommendation of the Special Committee) may effect an Adverse Recommendation Change if, in response to the receipt of an Acquisition Proposal which the Special Committee, after consulting with outside legal and financial advisors, determines in good faith constitutes a Superior Proposal, the Company Board (acting upon the recommendation of the Special Committee) has concluded in good faith, after consultation with the Company’s outside legal advisors, that the failure of the Company Board to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law; provided, however, that the Company Board may not effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) unless (A) such Superior Proposal is not attributable to the breach of this Section 5.08 and (B):

(1) the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant Superior Proposal agreements; and

(2) prior to effecting such Adverse Recommendation Change, the Company shall, and shall cause its Representatives to, during the Notice Period for a reasonable period of time of each day during the notice period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) so as to allow Parent the opportunity to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to such Acquisition Proposal that the Special Committee has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.08(e) with respect to such new written notice.

(f) During the period from the date hereof through the Effective Time, the Company shall not terminate, amend, modify or take any action to waive any provision of any confidentiality or standstill or similar agreement to which the Company is a party; provided that the Company may waive a standstill provision or agreement if necessary for the Company to consider an Acquisition Proposal or in response to a Superior Proposal, in each case that did not result from a breach of this Section 5.08. Subject to the foregoing, during such period, the Company agrees to enforce to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction.

(g) At any time prior to the Acceptance Date, the Special Committee may, in response to a Superior Proposal that did not result from a breach of this Section 5.08 and after the Company has complied with its obligations under this Section 5.08, cause the Company to terminate this Agreement pursuant to Section 8.01(f) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal.

5.09 Takeover Laws and Provisions. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, no Party will take any action that would cause the Transactions (a) to be subject to requirements imposed by any Takeover Law and each of them (and their respective board of directors) will take all necessary steps within its control to exempt (or ensure the continued exemption of) such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect and (b) not to comply with any Takeover Provisions and each of them (and their respective board of directors) will take all necessary steps within its control to make such Transactions comply with (or continue to comply with) any Takeover Provisions; provided that this Section 5.09 shall not require Purchaser, Parent or any of their respective affiliates to transfer, sell or otherwise dispose of any Shares held by such Persons on or before the date hereof and the ownership of such Shares by them shall not constitute a breach of this Section 5.09 by Parent or Purchaser.

5.10 Financing.

(a) Parent acknowledges and agrees that the Company (prior to the Effective Time) and its affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent may raise in connection with the Transactions or any cooperation provided pursuant to this Section 5.10 and that Parent and Purchaser shall indemnify and hold harmless the Company and its affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its affiliates).

(b) Parent and Purchaser shall use their reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments or on other terms and conditions not in violation of this Section 5.10; (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments; and (iii) satisfy on a timely basis all conditions applicable to Parent, Purchaser or their affiliates in such definitive agreements; provided that this Section 5.10 shall not be deemed to require Parent or Purchaser to initiate litigation against the Lenders or the Equity Financing Source. Notwithstanding anything in this Agreement to the contrary, Parent and Purchaser shall be permitted to amend, modify or supplement the Financing Commitments or replace any portion of the Financing Commitments with new financing commitments, including through co-investment or by financing from one or more additional parties, provided that Parent and Purchaser shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision or remedy under, or replacement of, the Financing Commitments, if such replacement (including through co-investment by or financing by one or more additional parties), amendment, supplement, modification or waiver would reasonably be expected to prevent, delay or impede in any material respect the ability of Parent and Purchaser to consummate the Offer and the Merger or the likelihood of consummation thereof or is adverse to the interests of the Company prior to the Closing in any other material respect, and in any event, Parent shall disclose to the Company promptly its intention to amend, modify, supplement or replace any portion of the Financing Commitments and shall keep the Company reasonably promptly informed of the terms thereof, including providing the most recent drafts of commitment letters containing any material new or modified term as of and no later than two (2) Business Days prior to any scheduled expiration of the Offer.

(c) Parent and Purchaser shall use their respective reasonable best efforts to cause the lenders that are party to the Debt Commitment Letter and any other persons providing Financing to fund at or immediately after the Acceptance Date the Financing required to consummate the Transactions contemplated by this Agreement and the Financing Commitments, if all conditions to the Financing are satisfied or waived (or will be satisfied or waived upon funding) and all the conditions to the Offer in Annex A are satisfied or waived. For the avoidance of doubt, Parent shall make all funds available to Purchaser as are required for it to perform its obligations hereunder (including with respect to the consummation of the Offer and the payment for shares tendered thereby).

(d) In the event that any portion of the Financing becomes or could become unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall promptly so notify the Company and (B) Parent and Purchaser shall use their respective reasonable best efforts to arrange to obtain any such portion (or any lesser portion that is sufficient to consummate the Offer and the Merger) from alternative sources on terms and conditions not less beneficial to Parent and Purchaser than the terms and conditions in the Financing Commitments, and with such other terms and conditions as would be in compliance with the last sentence of Section 5.10(b), as promptly as practicable following the occurrence of such event, including by entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first sentence of this Section 5.10(d) or Section 5.10(b)(ii) being referred to as the “Financing Agreements”). Parent and Purchaser shall, shall cause their affiliates to, and shall use their respective reasonable best efforts to cause their Representatives to, comply with their obligations, and satisfy on a timely basis the conditions to consummating the Offer and the Merger, under the Financing Agreements and any related fee and engagement letters.

(e) Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (ii) give the Company prompt notice of any material breach or threatened breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Agreements of which Parent or Purchaser becomes aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof).

(f) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, provide to Parent and Purchaser all cooperation requested by Parent that is reasonably necessary, proper or advisable in connection with the Financing or any permitted amended or modified or replacement Financing and the Transactions (provided that such requested cooperation does not interfere unreasonably with the business or operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and meetings with, and presentations to, prospective lenders and investors and rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents required in connection with the Financing, including execution and delivery of customary representation letters in connection therewith; (iii) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Financing as reasonably requested by Parent or Purchaser and, if requested by Parent or Purchaser, to cooperate with and assist Parent or Purchaser in obtaining such documentation and items; (iv) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, mortgages, documents and instruments relating to guarantees, or documents as may be reasonably requested by Parent (including a reasonable and customary certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise facilitating the pledging of collateral and providing of guarantees contemplated by the Financing Commitments and any other Financing (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens); (v) taking all actions necessary to (A) permit the prospective Persons involved in the Financing to evaluate the Company, including the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing; (vi) facilitating the consummation of the Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company to consummate the Offer and the Merger; (vii) obtaining a third-party appraisal, reasonably acceptable to Parent, Purchaser and the Lenders and the Equity Financing Source, of the Company’s “Dining Credit Portfolio,” that confirms that the orderly liquidation value of the Company, as of September 30, 2010, is not less than forty percent (40%) of the gross Dining Credit Portfolio book value (the “Orderly Liquidation Appraisal”). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

5.11 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the Transactions, including the Offer and the Merger; provided, however, that the Company shall not compromise, settle, come to a binding arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible), or consent to the same without the prior written consent of Parent.

5.12 Stock Exchange De-listing; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company and of the Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

5.13 Supplemental Information. Prior to the Closing Date, the Company shall promptly disclose in writing to Parent any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would render inaccurate any of the Company’s representations contained in Section 4.01(z) of this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS TO BE PERFORMED FOLLOWING THE CLOSING

6.01 Indemnification.

(a) The Constituent Documents of the Surviving Corporation as in effect at the Effective Time shall contain the indemnification provisions set forth in the Constituent Documents of the Company on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.01.

(b) Without limiting Section 6.01(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an “Indemnified Party”) from and against any and all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions before or at the Effective Time (including as to, or arising out of or pertaining to, the Transactions), to the fullest extent permitted by applicable law. Parent shall pay all costs and expenses in connection with such indemnification promptly as statements therefor are received.

(c) For a period of six (6) years following the Effective Time, Parent will cause to be maintained in effect directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company and its Subsidiaries (as opposed to reimbursing the Company or such Subsidiaries) with respect to claims against such directors and officers arising from facts or events occurring before or at the Effective Time (including as to, or arising out of or pertaining to, the Transactions), which insurance will contain at least the same coverage and amounts of coverage, and will contain terms and conditions no less advantageous to such officers and directors than those provided in the directors’ and officers’ liability insurance provided by the Company and its Subsidiaries as of the date of this Agreement. Parent shall be permitted to satisfy its obligations under the preceding sentence by extending coverage under such insurance policies pursuant to a six-year “tail” policy (provided that the lump sum payment to purchase such coverage does not exceed 300% of the current annual premiums for such policies). If such a “tail” policy cannot be purchased on such terms, then Parent shall endeavor to obtain the coverage contemplated by the first sentence of this Section 6.01(c) at the lowest premium cost reasonably available; provided, however, that the Surviving Corporation shall not be obligated to make annual payments that exceed 300% of the annual premium payments in effect as of the date of this Agreement (in which case the Surviving Corporation shall obtain the maximum amount of coverage that may be obtained for such premium or purchase tail coverage on the terms and conditions specified in the proviso that follows); and provided, further that during such six-year period the Surviving Corporation shall review, not less than annually, the feasibility of purchasing tail coverage for the balance of such six-year period and shall endeavor to purchase such coverage if it is available at a cost not exceeding the maximum amount that Parent would otherwise be obligated to pay under the previous proviso. The Company represents and warrants that the current annual premium for such current policies is approximately $330,000.

(d) Any Indemnified Party wishing to claim indemnification under Section 6.01(b), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided, however, that failure to so notify Parent will not affect the obligations of Parent under Section 6.01(b) unless and to the extent that Parent is actually and materially prejudiced thereby.

(e) If Parent or any of its successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (2) transfers all or substantially all of its assets to any other entity, then and in each such case, Parent will, as a condition precedent to the consummation of any such transaction, cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.01.

(f) The provisions of this Section 6.01 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

(g) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees and costs of investigation, that may be incurred by any Indemnified Party in enforcing Parent’s obligations set forth in this Section 6.01.

6.02 Employee Matters.

(a) Following the Effective Time, Parent intends to provide, or cause to be provided, the employees and former employees of the Company and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans (including with respect to salary, bonus and equity awards), programs and arrangements that are competitive in the market.

(b) From and after the Effective Time, Parent shall: (1) provide, or cause to be provided, all Covered Employees with service credit for purposes of eligibility to participate, vesting and benefit accruals (other than benefit accruals under a defined benefit plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits); and (2) with respect to any self-insured welfare benefit plans of Parent or any of its Subsidiaries, cause, and with respect to all other welfare benefit plans, use reasonable best efforts to cause, any pre-existing conditions limitations, eligibility waiting periods or required physical examinations to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If the Company’s or any of its Subsidiaries’ medical, vision and/or dental benefit plans for Covered Employees are terminated prior to the end of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical, vision and/or dental benefit plan sponsored by the Company or any of its Subsidiaries will be given credit for deductibles, co-payments and eligible out-of-pocket expenses incurred toward deductibles, co-payments and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical, vision and/or dental benefit plan of Parent or any of its Subsidiaries for the corresponding Parent benefit plan year.

(c) Parent and the Surviving Corporation shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees, including any benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) and set forth on the Disclosure Schedule.

(d) No provision in this Section 6.02 will (i) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, its Subsidiaries or any other Person other than the Parties and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement, (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company or any of their respective Subsidiaries, or (iv) restrict the right of Parent or any of its affiliates (including the Surviving Corporation) to terminate the employment of any Covered Employee after the Closing Date. In addition, nothing in this Agreement shall be construed to limit the right of Parent or any of its affiliates (including the Surviving Corporation) to amend or terminate any employee benefit plan in accordance with the terms thereof.

6.03 Board of Directors; Section 14(f) of the Exchange Act.

(a) Subject to applicable law, effective upon the Acceptance Date, and up to the Effective Time, a number of Purchaser’s designees will be elected to the Company Board as set forth in this Section 6.03. Purchaser will be entitled to elect or designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of votes represented by Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of votes represented by Shares then outstanding, and the Company shall, at such time, upon Purchaser’s request, promptly take all actions necessary to cause Purchaser’s designees to be designated or elected as directors of the Company, including promptly filling vacancies or newly created directorships on the board of directors of the Company, promptly increasing the size of the board of directors of the Company (including by amending the bylaws if necessary to increase the size of the board of directors of the Company) and/or securing the resignations of incumbent directors (except as set forth in the last sentence of this subsection (a)) and shall cause Parent’s designees to be so elected or designated at such time. At such time, upon Purchaser’s request, the persons designated by Purchaser will, as nearly as practicable, constitute at least the same percentage (rounded up to the next whole number) as persons designated by Purchaser will constitute of the Company Board of (1) each committee of the Company Board, except for any committee established to take action with respect to the subject matter of this Agreement, (2) each board of directors of each Subsidiary of the Company, and (3) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law and the NASDAQ Marketplace Rules. After the Acceptance Date, subject to payment for shares tendered in the Offer, the Company shall also, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status. The provisions of this Section 6.03(a) are in addition to and shall not limit any rights that Parent, Purchaser or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise. Notwithstanding the foregoing, until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall use its reasonable best efforts to ensure that (A) at least a majority of the Company Board and each committee of the Company Board and such boards and committees of the Company’s Subsidiaries, as of the date hereof, who are not employees of the Company remain members of the Company Board and of such boards and committees and (B) the Company Board and each committee thereof satisfies the independence requirements under the rules and regulations of the SEC and Nasdaq.

(b) Subject to applicable law, the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 6.03, and shall include in the Schedule 14D-9 such information as is required under such Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(c) After Purchaser’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 6.03(a), and prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Company Board to maintain at least three (3) directors who are members of the Company Board on the date hereof, each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Directors shall be entitled to elect or designate another person that satisfies the foregoing independence requirements to fill such vacancy, and such person shall be deemed to be a Continuing Director for purposes of this Agreement. Following the election or designation of designees of Purchaser pursuant to this Section 6.03, and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, (1) any amendment or modification of this Agreement or the Certificate of Incorporation or Bylaws of the Company, (2) any termination of this Agreement by the Company, (3) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser hereunder, (4) any exercise or waiver of any of the Company’s rights or remedies hereunder (5) any waiver of any conditions to the Company’s obligation hereunder (6) any authorization of any agreement between the Company and of its Subsidiaries, on the one hand, and Parent, Purchaser or any of their affiliates on the other hand, (7) any action that would prevent or materially delay the consummation of the Merger or (8) any taking of any other action by the Company in connection with this Agreement or the Transactions required to be taken by the Company Board, in each case, will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary of the Company. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to consummate the Merger is subject to the fulfillment or written waiver by the Parties before the Effective Time of each of the following conditions:

(a) Stockholder Approval. If and to the extent required by the DGCL, this Agreement, the Merger and the other Transactions shall have been approved and adopted by the affirmative vote of holders of at least a majority of the outstanding Shares;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect and has the effect of enjoining or otherwise preventing or prohibiting consummation of the Merger; and

(c) Purchase of Shares. Purchaser shall have accepted for payment Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned for any reason provided in paragraphs (a) through (h) below; provided, however, that if any Shares are accepted for payment pursuant to the Offer, then neither Parent nor Purchaser may terminate this Agreement or abandon the Merger.

(a) By mutual written consent of each of Parent and the Company, notwithstanding any approval and adoption of this Agreement by the stockholders of the Company.

(b) By either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; provided that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such injunction, order, decree or ruling.

(c) By Parent if there shall have been a material breach or inaccuracy of any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, such that any of the events set forth in subclauses (b)(1) or (b)(2) of Annex A would have occurred, which breach is not cured within fifteen (15) days following written notice by Parent to the Company, or which breach, by its nature or timing, is incapable of being cured prior to the consummation of the Offer.

(d) By the Company if Parent or Purchaser fails to commence the Offer as provided in Section 2.01(a).

(e) By Parent or the Company if (1) the Offer expires pursuant to its terms without any Shares being purchased thereunder or (2) Parent or Purchaser shall not have accepted for payment Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before December 31, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any Party to the extent that such Party’s failure to comply with any provision of this Agreement, including Section 5.03, has resulted in the failure of any of the conditions set forth on Annex A to be satisfied prior to the Termination Date.

(f) By the Company, at any time prior to the Acceptance Date, in order to accept a Superior Proposal and enter into a definitive agreement providing for such Superior Proposal; provided, however, that payment of the Termination Fee pursuant to Section 8.03(a) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 8.01(f).

(g) By Parent if the Company Board shall have made an Adverse Recommendation Change.

(h) By the Company if there shall have been a material breach or inaccuracy of any of Parent’s or Purchaser’s representations or warranties set forth in this Agreement or Parent or Purchaser has failed to perform or comply in any material respect with any of its covenants or agreements set forth in this Agreement, which breach is not cured within fifteen (15) days following written notice by the Company to Parent, or which breach, by its nature or timing, is incapable of being cured prior to the consummation of the Offer.

8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement will forthwith become void and there will be no liability on the part of any Party or any of its affiliates, directors, officers or stockholders except that (a) the Company, Parent or Purchaser may have liability or obligations as set forth in Section 8.03 and (b) the provisions contained in Article I (Definitions; Interpretation), Section 5.06 (Press Releases), this Section 8.02 (Effect of Termination), Section 8.03 (Termination Fee), Article IX (Miscellaneous) (as applicable) and the provisions of the Confidentiality Agreement and the Guarantee will each survive any such termination. Notwithstanding the foregoing, nothing herein relieves the Company, on the one hand, or Parent and Purchaser, on the other hand, from liability for any Willful Breach.

8.03 Termination Fee.

(a) In the event that (1) the Company terminates this Agreement pursuant to Section 8.01(f) or (2) Parent terminates this Agreement pursuant to Section 8.01(g), the Company shall pay to Parent, by wire transfer of immediately available funds on the date of termination, $2,180,000 in cash (the “Termination Fee”) and an amount equal to the Parent Expenses through the date of such termination.

(b) If (i) prior to the termination of this Agreement, an Acquisition Proposal is publicly proposed or publicly disclosed and not withdrawn and (ii) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.01(e) or (B) by Parent pursuant to Section 8.01(c) (an “Acquisition Proposal Termination”), then the Company shall pay to Parent the Parent Expenses through the date of such termination by wire transfer of immediately available funds (x) on the date of termination if the Company so terminates or (y) two (2) Business Days after receipt by the Company of a notice of termination if Parent so terminates.

(c) If, within twelve (12) months after the date of an Acquisition Proposal Termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Acquisition Proposal or consummates any Acquisition Proposal, the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds on the earlier of the date the Company enters into such definitive agreement or consummates such transaction. Solely for purposes of this Section 8.03(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to twenty-five percent (25%) therein shall be deemed to be references to fifty percent (50%).

(d) In the event that Parent and Purchaser fail to consummate the Financing (or any replacement thereof) on or before the Termination Date (other than as a result of failure to obtain the Orderly Liquidation Appraisal), and upon the Termination Date all of the Offer Conditions have been satisfied (other than those Offer Conditions that by their nature are to be satisfied at the expiration of the Offer (as extended)), and either the Company or Parent terminates this Agreement pursuant to Section 8.01(e), Parent or Purchaser shall pay to the Company, by wire transfer of immediately available funds (i) on the date of termination if Parent so terminates and (ii) two (2) Business Days after receipt by Parent of a notice of termination if the Company so terminates, $4,360,000 in cash (the “Parent Termination Fee”) and an amount equal to the Company Expenses through the date of such termination.

(e) The parties acknowledge that the Termination Fee, the Parent Termination Fee, the Company Expenses, the Parent Expenses, and this Section 8.03 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee or Parent Expenses when due, or Parent or Purchaser shall fail to pay the Parent Termination Fee or Company Expenses when due, the Company or Parent and Purchaser, as the case may be, shall reimburse the other Party for all reasonable costs and expenses actually incurred or accrued by such other Party (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 8.03(e).

8.04 Maximum Recovery; Non-Recourse.

(a) Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee and reimbursement of the Company Expenses pursuant to Section 8.03(c) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Purchaser, the Lenders and the Equity Financing Source for any breach (other than, in the case of Parent, Purchaser and the Equity Financing Source, a Willful Breach), loss or damage suffered as a result of the failure of the Offer or the Merger to be consummated, and upon payment of such amount, neither Parent, Purchaser, the Lenders, nor the Equity Financing Source shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. For the avoidance of doubt, except in the event of a Willful Breach by Parent or Purchaser, in no event shall Parent or Purchaser have any liability under or in respect of this Agreement or the Transactions in excess of an aggregate amount equal to, or other than in respect of, the Parent Termination Fee and the Company Expenses, whether to the Company or to any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate thereof or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate of any of the foregoing.

(b) Except as provided in the Guarantee, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, affiliates or assignees of the Company, Parent or Purchaser or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, affiliate, agent or assignee of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article I (Definitions; Interpretation), Section 3.04 (Effects of the Merger), Section 3.05 (Certificate of Incorporation and Bylaws), Section 3.06 (Directors and Officers), Section 3.07 (Conversion or Cancellation of Shares), Section 3.08 (Exchange of Certificates; Payment of the Merger Consideration), Section 3.09 (Stock Incentives), Section 3.10 (Appraisal Rights), Section 6.01 (Indemnification) and, to the extent applicable, this Article IX (Miscellaneous)).

9.02 Waiver; Amendment. Subject to the provisions of Section 6.03(c) and applicable law, at any time prior to the Effective Time, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing by such Party, or (b) amended or modified at any time, but only by a written agreement executed by the Parties in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of this Agreement or the Merger contemplated hereby to the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.03 Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and transmission of a duly executed counterpart hereof by electronic means will be deemed to constitute delivery of an executed original manual counterpart hereof.

9.04 Governing Law; Jurisdiction; Venue.

(a) This Agreement and the agreements, instruments and documents contemplated hereby and all disputes between the Parties under or relating to this Agreement or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other State. The Delaware Court of Chancery sitting in Wilmington, Delaware (and if the Delaware Court of Chancery shall be unavailable, any Delaware state court and the Federal court of the United States of America sitting in the State of Delaware) will have exclusive jurisdiction over any and all disputes among the Parties, whether at law or in equity, based upon, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise. Each of the Parties irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

(b) Notwithstanding the foregoing Section 9.04(a), each of the Parties agrees that it will not bring or support any litigation of any kind or description (including any cross-claim or third-party claim), whether in law or in equity, whether in contract or in tort or otherwise, against any of the Lenders in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in each case, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.05 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement with respect to the Company’s obligations were not performed (including failure to take such actions as are required by the Company hereunder to consummate this Agreement) in accordance with its specific terms or were otherwise breached by the Company. Each Party agrees that, in the event of any breach or threatened breach by any the Company of any covenant or obligation contained in this Agreement, Purchaser, Parent or the Surviving Corporation shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party agrees that it will not oppose the granting of any injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.05, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Purchaser or any remedy to enforce specifically the terms and provision of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 8.03.

9.06 Disclosure Schedule. Before entry into this Agreement, the Company delivered to Parent and Purchaser a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 4.01 or to one or more of the Company’s covenants contained in Article V. The Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto as Schedule A and is hereby incorporated herein. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import used herein. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to a possible breach or violation of any contract, law or order of any Governmental Authority will be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Disclosure Schedule that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto, provided that such document has been previously provided to Purchaser or Parent or included in its entirety in the Company Regulatory Filings (including any schedules and exhibits thereto) filed with the SEC prior to the date of this Agreement. Any capitalized term used in the Disclosure Schedule and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Disclosure Schedule (other than section numbers) are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedule.

9.07 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, transmitted by facsimile (with confirmation of successful transmission), mailed by registered or certified mail (return receipt requested) or deposited with a nationally recognized overnight delivery service to the persons, addresses and/or facsimile numbers set forth below or such other place as such Party may specify by notice given in accordance with this Section 9.07.

If to the Company, to:

Rewards Network Inc.

2 N. Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attention: Roya Behnia

Facsimile: (312) 521-6768

with a copy to:

Jones Day

77 West Wacker Drive

Chicago, Illinois 60601

Attention: Timothy J. Melton

Facsimile: (312) 782-8585

If to Parent or Purchaser, to:

EGI Acquisition Parent, L.L.C.

c/o Equity Group Investments, L.L.C.

2 N. Riverside Plaza, Suite 600

Chicago, Illinois 60606

Attention:	Jon Wasserman
Philip Tinkler
Facsimile:	(312) 559-1260

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Peter C. Krupp

Facsimile: (312) 407-8513

9.08 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the Parties regarding the Transactions and supersedes any and all other oral or written agreements and understandings previously made or purported to be made with respect thereto, other than the Confidentiality Agreement, the Tender and Support Agreement and the Guarantee; provided that the Company hereby irrevocably waives the standstill provisions contained in the Confidentiality Agreement. Other than those set forth in the Tender and Support Agreement, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Except for the rights of holders of Shares and Company Stock Options to receive payment in accordance with Article III after the Effective Time, as set forth in Section 6.01, and for the Lenders with respect to Section 8.04 and Section 9.04(b), nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than the Parties.

9.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.

9.10 Assignment; Successors. No Party may assign either this Agreement or any of its rights or interests, or delegate any of its duties or obligations, hereunder, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Parties. Any attempt to make any such assignment without such consent will be null and void. Notwithstanding the foregoing, Purchaser may assign any or all of its rights, interests and obligations under this Agreement to one or more of Parent or any direct or indirect wholly owned Subsidiary of Parent; provided that such assignment shall not relieve Purchaser of its obligations under this Agreement. It is further acknowledged and agreed that one or more direct or indirect wholly owned Subsidiaries of Parent may be interposed between Parent and Purchaser in Parent’s corporate structure prior to or after the Effective Time, which such actions shall not be deemed to be an assignment of this Agreement (by operation of Law or otherwise) and shall not otherwise affect the rights, interests or obligations of Parent or Purchaser under this Agreement. Subject to the preceding sentences of this Section 9.10, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.

9.11 No Recourse. No past, present or future director, officer, employee, incorporator, member, partner, individual stockholder, agent, attorney or representative of the Company or its Subsidiaries has or will have any liability for any liability or obligation of the Company under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions.

9.12 Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such expenses, whether or not the Offer or the Merger is consummated.

9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

EGI ACQUISITION PARENT, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

EGI ACQUISITION, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

REWARDS NETWORK INC.

By:	/s/ Ronald L. Blake
Name: Ronald L. Blake
Title: President and Chief Executive Officer

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) Purchaser may, but only to the extent expressly permitted by this Agreement, delay the acceptance for payment for, or the payment for, any Shares validly tendered and not properly withdrawn,

(a) unless, at the expiration of the Offer (as extended):

(1) there shall have been validly tendered and not withdrawn a number of Shares that, together with any other Shares beneficially owned by the Purchaser and any other affiliates of EGI, and the Shares to be acquired by Purchaser pursuant to the Tender and Support Agreement, constitutes at least 75% of the outstanding Shares of the Company excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures (the “Minimum Condition”);

(2) if an HSR Filing is required by applicable law, any applicable waiting period under the HSR Act shall have expired or been terminated; and

(3) any approval or consent of any Governmental Authority that is necessary for the Transactions to be consummated in accordance with the terms of this Agreement, or any relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, the failure of which to be obtained or to be in full force and effect or to have expired, as applicable, would, upon the purchase of the Shares pursuant to the Offer, have a Material Adverse Effect on the Company, shall have been obtained or be in full force and effect or shall have expired, as applicable, or

(b) if, at the expiration of the Offer (as extended), any of the following conditions shall occur and be continuing:

(1) (i) any of the representations and warranties of the Company contained in Section 4.01(a) (Organization and Standing), Section 4.01(b) (Power), Section 4.01(c) (Authority), and Section 4.01(e) (Company Stock) shall not be true and correct in all respects (except, in the case of Section 4.01(e) for de minimis inaccuracies, and, in the case of Section 4.01(c) for such inaccuracies as are cured by the vote received at the Stockholders’ Meeting), in each case both when made and at and as of the Acceptance Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date, and except for any change expressly permitted by this Agreement) and (ii) any other representations and warranties of the Company set forth herein shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) both when made and at and as of the Acceptance Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date, and except for any change expressly permitted by this Agreement), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a Material Adverse Effect;

(2) the Company shall have failed to perform or comply in any material respect with any of its agreements, obligations or covenants under this Agreement;

(3) this Agreement shall have been terminated in accordance with its terms;

(4) any event, change, effect or occurrence that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(5) the Company Board shall have made an Adverse Recommendation Change;

(6) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

(7) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(8) in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Purchaser owns at least the Short Form Threshold immediately after the Acceptance Date, there exists under applicable law or order or otherwise any restriction or impediment on Purchaser’s ability and right to exercise the Top-Up Option.

The foregoing conditions may be waived by Parent or Purchaser in whole or in part at any time and from time to time in its sole discretion; provided that the Company’s written consent is required to waive the Minimum Condition if such waiver would require Purchaser under applicable law to extend the Offer beyond the Termination Date. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.

At the request of Parent or Purchaser, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (b)(1), (b)(2) and (b)(4) above shall have occurred and be continuing at the expiration of the Offer (as extended).

2

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION

OF

REWARDS NETWORK INC.

FIRST: The name of the Corporation is Rewards Network Inc. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one cent ($0.01).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: (1) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, with respect to persons covered by this indemnification provision prior to the date of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto, unless such amendment has retroactive effect, in which case indemnification rights will be limited accordingly), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the GCL requires, an advancement of the expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

(2) If a claim under paragraph (1) of this Article SEVENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the GCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SEVENTH or otherwise shall be on the Corporation.

(3) The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the GCL.

(5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

EIGHTH: (1) Certain Acknowledgment. In recognition and anticipation that: (i) partners, principals, directors, officers, members, managers, agents and/or employees of the Zell Group and/or its Affiliates (collectively with the Zell Group, the “Zell Group Persons”) may serve as members of the Board of Directors and/or officers of the Corporation and (ii) the Zell Group Persons may engage in the same or similar activities or related lines of business as those in which the Corporation or its subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, the provisions of this Article EIGHTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Zell Group Persons and their officers, directors, stockholders, managers, members, agents and/or employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(2) Competition. The Zell Group Persons shall not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. Subject to Article EIGHTH (3) below, in the event that a Zell Group Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, and such Zell Group Person shall not have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for itself, himself or herself or direct such corporate opportunity to another Person.

(3) Allocation of Corporate Opportunities. In the event that a director or officer of the Corporation who is also a partner, principal, director, officer, member, manager, agent and/or employee of a Zell Group Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and a Zell Group Person, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of the Corporation.

(4) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article EIGHTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(5) Renouncement. In connection with the foregoing, the Corporation and its stockholders renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunity not allocated to the

Corporation or deemed to belong to the Corporation as set forth in Article EIGHTH (2), (3) and (4) above.

(6) Certain Definitions. For purposes of this Article EIGHTH, (i) “Affiliate” shall mean, with respect to any Person, (A) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (B) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (C) any officer, director, manager, member, or general partner of such Person, or (D) any Person who is an officer, director, manager, general partner, member, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (A) through (C) of this sentence. For purposes of this definition, the term “controls”, “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; (ii) “Person” shall mean any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits and (iii) “Zell Group” shall mean certain business entities, interests or ventures with which Samuel Zell and/or Persons controlled by or otherwise Affiliated or associated with Samuel Zell may be involved from time to time.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.